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                                                                     EXHIBIT 2.1


                          ASSET PURCHASE AND SALE AGREEMENT


    THIS ASSET PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made and entered into this 15th day of May, l996, by and between Van de Kamp's, Inc., a Delaware corporation ("BUYER") and The Quaker Oats Company, a New Jersey corporation ("SELLER").

    WHEREAS, Seller has been and is engaged in the businesses of (i) manufacturing (A) at the Real Property (as hereinafter defined) the following frozen food products: waffles, pancakes, french toast and pancake batter under the brand name "Aunt Jemima" and selected private label brands; and pizza products under the brand name "Celeste" and selected private label brands, and
(B) at the Canadian Facility (as hereinafter defined) the following frozen food products: waffles, pancakes and french toast under the brand name "Aunt Jemima" and selected private label brands, and (ii) marketing and selling the products described in subclauses (i)(A) and (i)(B) above. The businesses described in clauses (i) and (ii) above are hereinafter collectively referred to as the "BUSINESS", and the products described in such clauses are hereinafter collectively referred to as the "PRODUCTS". For purposes of clarification, the term "Business" shall not be deemed to include the manufacture of frozen breakfast products by Seller or its affiliates for McDonald's Corporation (the "McDonald's Business").

    WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, certain assets and liabilities of the Business pursuant to the terms and subject to the conditions set forth in this Agreement.

    NOW, THEREFORE, on the basis of the respective representations and warranties set forth herein, the premises set forth hereinabove, and the covenants, agreements and indemnities contained herein, the parties hereto agree as follows:

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                                      ARTICLE I

                         PURCHASE OF CERTAIN ASSETS BY BUYER

    1.1 SALE OF ASSETS. Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer, or to cause its appropriate Affiliate (as hereinafter defined) to sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby agrees to purchase and accept from Seller (or its appropriate Affiliate) at the Closing (as defined in SECTION 1.6 hereof), all of Seller's right, title and interest in and to the assets described in clauses (a) through
(k) below (collectively, the "ACQUIRED ASSETS"). For purposes of this Agreement, "AFFILIATE" shall mean any Person (as hereinafter defined) who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "PERSON" shall mean an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, or government or political subdivision thereof.


         a. REAL PROPERTY. The parcel of land legally described in SCHEDULE 1.1(A) hereto, together with all privileges and easements appurtenant thereto, and any and all buildings, plants, facilities, installations, fixtures and other structures and improvements situated or located thereon or attached thereto (the "REAL PROPERTY");


         b. EQUIPMENT. All machinery, equipment, furniture, tools, spare parts, maintenance equipment and supplies, computer hardware and peripherals, software owned by Seller and other items of personal property (other than the Vehicles and Inventory, which are separately referenced in SECTIONS 1.1 (c) and
1.1 (d), respectively) located on the Real Property or used primarily in connection with the Business, including those items listed or described on
SCHEDULE 1.1(b) which are not located on the Real Property, but excluding any of the items described in this paragraph which are disposed of by Seller in the ordinary course of business in accordance with the terms of this Agreement between the date hereof and the Closing Date (as defined in SECTION 1.6 hereof) (the "EQUIPMENT");


         c. VEHICLES. All automobiles and other vehicles owned by the Company which are located on or about the Real Property and used primarily in connection with the Business, including those automobiles and other vehicles described on SCHEDULE 1.1(c) (the "VEHICLES");


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         d.   INVENTORIES.  All raw materials, ingredients, work-in-process, finished goods and packaging materials inventories owned by Seller, used in connection with the Business, and located on the Real Property or at Seller's distribution centers or other facilities listed on SCHEDULE 1.1(d) hereto (the "DISTRIBUTION CENTERS") as of the Closing Date (the "INVENTORY"). For purposes of clarification, the term "Inventory" shall not include any raw materials, ingredients, work-in-process, finished goods and packaging materials inventories used exclusively in the McDonald's Business;


         e. BOOKS AND RECORDS. All books and records of Seller relating exclusively to the Business (hereinafter, "Books and Records"), including, without limitation, customer and supplier lists, market information, marketing and sales plans, correspondence and files, accounting records, inventory records, sales and sales promotional data, advertising materials, cost and pricing information, product development information, title reports, title policies, engineering and environmental studies, technical data, specifications, work standards and manufacturing, assembling and process information, designs, processes, operating manuals, operating data and plans, engineering drawings, working drawings, schematics, blueprints, flowsheets and models, and waste disposal records;


         f. PERMITS. Subject to SECTION 1.11 hereof, all permits held by Seller which relate exclusively to the Business or the Acquired Assets (the "PERMITS");


         g. CONTRACTS. Subject to SECTION 1.11 hereof, all contracts, agreements, commitments or other binding arrangements, whether oral or written (including purchase orders and unfilled customer orders as of the Closing Date) relating primarily to the Business or the Acquired Assets, including any such contracts, agreements, commitments or arrangements entered into by Seller between the date hereof and the Closing Date in the ordinary course of business or as otherwise permitted under this Agreement or as otherwise agreed in writing by Buyer (the "ASSUMED CONTRACTS");


         h. INTELLECTUAL PROPERTY. All trademarks and copyrights (and registrations and applications therefor), labels, trade names, brand names, common law trademarks, trade dress, patents and patent applications used exclusively in the Business, including without limitation the Intellectual Property (as defined in SECTION 2.18 hereof); and all trade secrets, know-how, processes, technology, formulas, recipes, mixing instructions, product specifications and other intangible property used exclusively in the Business, together with all rights, benefits and privileges pertaining thereto and all goodwill associated therewith, including the right to sue for past infringements or violations of rights associated therewith.


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         i.   PREPAID EXPENSES.  Subject to SECTION 1.10 hereof, all prepaid expenses, deposits and similar items related to the Business or the Acquired Assets (collectively, the "PREPAID EXPENSES");


         j. CLAIMS. Except as set forth in SCHEDULE 1.1(XIII), all claims of Seller against third parties relating primarily to the Acquired Assets or the Business, including without limitation, (i) those claims in respect of rights under manufacturers' and vendors' warranties, guarantees or similar obligations, and (ii) all rights of indemnity and claims that Seller may have against any Person who damaged or injured, or caused any damage or injury to, any portion of the Acquired Assets or the Business; and


         k. GOODWILL. All goodwill of the Business, excluding any goodwill attributable to the Aunt Jemima Trademarks, the Licensed Patents or the Shared Technology (each as hereinafter defined);


PROVIDED, HOWEVER, that, without limitation, the Acquired Assets shall not include and Seller will retain and Buyer will not acquire the following assets and property (the "EXCLUDED ASSETS"):


         (i) all assets and property of Seller not specifically included in the definition of Acquired Assets;


         (ii)      cash and cash equivalents;


         (iii) the accounts and notes receivable of the Business, including any intercompany receivables;


         (iv) tax refunds, tax, insurance and other claims or rights to recoveries and similar benefits of the Business;


         (v)       rights accruing to Seller under this Agreement;


         (vi) the corporate seal, certificate of incorporation, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller or its affiliates;


         (vii)     insurance policies related to the Business;


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         (viii)    except as otherwise specifically provided to the contrary in this Agreement or in the Interim Trademark License Agreement (as hereinafter defined) or in the AJ License (as hereinafter defined), any interest in any trademark or trade name owned or used by Seller or any Affiliates, including without limitation (i) the word "Quaker" or any similar trade name or trademark, (ii) corporate symbols (including without limitation the Quaker man logo) or any other trade name, trademark, logo, color scheme, script characters or other design elements used publicly by Seller or its Affiliates in connection with the Acquired Assets or otherwise, and (iii) the "Aunt Jemima" trademarks and any modifications thereof or derivations therefrom, as the same are registered and/or used anywhere in the world (the "AUNT JEMIMA TRADEMARKS");


         (ix) except for Books and Records and Inventory, any assets located at, on or in (a) the Quaker Tower, 321 North Clark Street, Chicago, Illinois 60610, (b) any customer business center of Seller, (c) any sales office of Seller, (d) any distribution center of Seller, including the Distribution Centers, (e) the Barrington research and development center, 617 West Main Street, Barrington, Illinois, (f) Seller's facility located at 19 Albert Street, Trenton, Ontario, Canada (the "CANADIAN FACILITY"), and (g) Seller's Canadian headquarters and plant located at Quaker Park, Hunter Street East, Peterborough, Ontario, Canada;


         (x)       any real property other than the Real Property;


         (xi) any and all patents and patent applications which are not set forth on SCHEDULE 2.18(a) hereof, including without limitation the patents and patent applications which are to be licensed to Buyer pursuant to the terms of the Patent License Agreement described in SECTION 1.8 (the "LICENSED PATENTS");


         (xii) any and all trade secrets, know-how, processes, technology, mixing instructions and product specifications (collectively, the "TECHNOLOGY") not used exclusively in the Business, including, without limitation, the Technology which is to be licensed to Buyer pursuant to the terms of the Shared Technology License Agreement described in SECTION
                   1.8 (the "SHARED TECHNOLOGY"); and


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         (xiii)    the assets, properties and rights described in SCHEDULE 1.1
                   (XIII) attached hereto.


    1.2  ASSUMPTION OF OBLIGATIONS AND LIABILITIES.   In partial consideration
of the transfer to Buyer of the Acquired Assets, Buyer shall at the Closing assume and shall thereafter pay, fulfill, perform and otherwise discharge when due, only the following obligations and liabilities of Seller to the extent related to the Business or to the Acquired Assets (collectively, the "ASSUMED LIABILITIES"):


         a. ASSUMED CONTRACTS. All liabilities and obligations under the Assumed Contracts (including, without limitation, those Assumed Contracts listed in SCHEDULE 2.12 (a)) accruing after the Closing Date;


         b. PERMITS. All liabilities and obligations under the Permits accruing after the Closing Date;


         c. PERMITTED LIENS. All liabilities and obligations under or arising from the Permitted Liens (as defined in SECTION 2.6 hereof);


         d. EMPLOYEE MATTERS. Those liabilities and obligations imposed on Buyer relating to employees and employee matters, as provided in ARTICLE V;


         e. TRADE DEALS. All liabilities and obligations with respect to any trade deals which have been offered with respect to the Business to the extent related to (i) off-invoice deals or allowances paid to customers or deducted from customer invoices by or for the benefit of Buyer with respect to sales of the Business occurring on or after the Closing Date and all other off-invoice allowance programs established by Buyer, (ii) bill-back or lump sum allowances (including in-ad coupons, slotting allowances and other similar deals) for any of Seller's trade deals which have been offered by Buyer or continue to be available to customers on or after the Closing Date, to the extent related to sales of the Business occurring on or after the Closing Date, and all other bill-back or lump sum allowances established by Buyer, and (iii) bill-back or lump sum allowances (including in-ad coupons, slotting allowances and other similar deals) paid or reimbursed to the extent customer performance has occurred on or after the Closing Date. SCHEDULE 1.2(e) contains a summary of trade deals outstanding as of April 30, 1996 (or, in the case of in-ad coupons, as of May 9, 1996) which have been entered into by Seller with respect to the Business.


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         f.   COUPONS.  Any and all liabilities and obligations for coupons related to the Business (whether issued by Buyer or Seller) which are paid by Seller's or Buyer's coupon clearinghouse on or after the Closing Date; PROVIDED, HOWEVER, that notwithstanding the foregoing, Seller shall reimburse Buyer on a dollar for dollar basis for any coupons issued by Seller to the extent such coupons are paid by Seller's or Buyer's coupon clearinghouse within the thirty day period immediately following the Closing Date. SCHEDULE 1.2(f) contains a summary list of all coupons (including expiration dates) issued by Seller as of May 9, 1996 with respect to the Business since January 1, 1996.


         g. PRODUCT RETURNS. All liabilities and obligations with respect to any return of Products (for trade damage or otherwise) on or after the Closing Date; PROVIDED, HOWEVER, that notwithstanding the foregoing, Seller shall reimburse Buyer on a dollar for dollar basis, in an aggregate amount not to exceed $100,000, for any returns of Products during the thirty day period immediately following the Closing Date, except to the extent such returns are attributable to breaches by Buyer of the covenant set forth in SECTION 4.2(d) below;


         h. PRODUCT LIABILITIES. All liabilities and obligations for personal injury, other injury to persons or property damage resulting from, caused by or arising out of, use or exposure to any of the Products, except as otherwise specifically provided in clauses (ix) and (x) below; and


         i. INVENTORY. All liabilities and obligations for inventory ordered by Seller in the ordinary course of the Business prior to the Closing Date and delivered to Buyer on or after the Closing Date to the extent not included in the Closing Inventory Statement;


         PROVIDED, HOWEVER, that except for the Assumed Liabilites and except as provided in SECTION 1.10, Buyer shall not assume or take subject to and Seller shall retain and be responsible for all of Seller's liabilities and obligations relating to the Business and the Acquired Assets (the "Excluded Liabilities") including, without limitation:


         (i) any and all liabilities or obligations of Seller relating to businesses other than the Business;


         (ii) subject to SECTION 1.11, any liability or obligation under contracts of Seller or permits of Seller that are not Assumed Contracts or Permits and any liability or obligation under the Assumed Contracts or Permits which accrue or arise prior to the Closing Date;


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         (iii)     any profit or loss derived from the sale provided for by
                   this Agreement;


         (iv) any intercompany debt, settlement or other liability or obligation arising prior to the Closing Date between the Business and Seller or any Affiliate of Seller;


         (v) subject to the provisions of ARTICLE V which shall be controlling, any liability or obligation of Seller relating to the employment or termination of employment of any Person arising prior to the Closing Date;


         (vi) any liability or obligation relating to any indebtedness for borrowed money owed by Seller to any third party or any guarantee by Seller in favor of any third party;


         (vii) any liability or obligation under any contract, agreement, commitment or other binding arrangement, whether oral or written, that is designated as an Excluded Asset;


         (viii) any accounts payable of the Business as of the Closing Date, except to the extent related to liabilities referenced in
                   SECTION 1.2(i) above;


         (ix) all liabilities and obligations for personal injury, other injury to persons or property damage resulting from, caused by or arising out of, use or exposure to any of the Products which were manufactured and sold by the Business prior to the Closing Date;


         (x) all liabilities and obligations for personal injury, other injury to persons or property damage resulting from, caused by or arising out of, use or exposure to any of the Products which were manufactured by the Business prior to the Closing Date and sold by the Business subsequent to the Closing Date, except to the extent such liabilities and obligations are caused by or arise out of, directly or indirectly, in whole or in part, actions taken by Buyer on or after the Closing Date;


         (xi) any claims, actions, suits, proceedings, arbitrations, or litigation pending at the Closing Date, including those items listed in SCHEDULE 2.5;


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         (xii)     any liability or obligation for federal, state or local
                   income Taxes (as hereinafter defined), or Taxes of any other nature except as otherwise provided in this Agreement; or


         (xiii) except as otherwise provided in this Agreement, any other liabilities or obligations which prior to the Closing Date should be accrued in accordance with U.S. GAAP as applied by Seller (as described in SECTION 2.11).


    1.3 PURCHASE PRICE AND OTHER CONSIDERATION. The aggregate cash purchase price payable by Buyer to Seller for the Acquired Assets is One Hundred Eighty-Eight Million U.S. Dollars ($188,000,000.00) (the "PURCHASE PRICE") (subject to adjustment as provided in SECTIONS 1.4, 1.5 and 1.9). The Purchase Price (as adjusted pursuant to SECTION 1.4(a) and SECTION 1.5 (if applicable)) will be payable to Seller by Buyer on the Closing Date by wire transfer of immediately available U.S. funds to the account specified by Seller on SCHEDULE 1.3. Seller shall have the right to modify the wire transfer instructions specified in SCHEDULE 1.3 from time to time prior to Closing by providing Buyer written notice thereof in accordance with the provisions of SECTION 9.12 below.


    1.4  INVENTORY ADJUSTMENT.


    (a) At least two business days prior to the Closing Date, Seller shall deliver to Buyer a statement (the "ESTIMATED INVENTORY STATEMENT") of the estimated Inventory of the Business as of the Closing Date (the "ESTIMATED INVENTORY AMOUNT"). On the Closing Date, if the Estimated Inventory Amount set forth in the Estimated Inventory Statement is lower than $8,000,000 (the "BASE AMOUNT"), then the Purchase Price payable pursuant to SECTION 1.3 hereof shall be decreased dollar for dollar by the amount of the difference between the Base Amount and the Estimated Inventory Amount. On the other hand, if, on the Closing Date, the Estimated Inventory Amount is greater than the Base Amount, then the Purchase Price payable pursuant to SECTION 1.3 hereof shall be increased dollar for dollar by the amount of such excess of the Estimated Inventory Amount over the Base Amount. On the Closing Date, Seller shall take a complete physical count of the Inventory of the Business and Buyer or its representatives shall be permitted to observe such physical count being taken. Within thirty (30) days after the Closing Date, Seller shall deliver to Buyer a statement (the "CLOSING INVENTORY STATEMENT") indicating the actual value of the Inventory as of the Closing Date (the "CLOSING INVENTORY AMOUNT"). Buyer and Seller agree that such Closing Inventory Statement shall be prepared in accordance with the procedures and principles set forth in SCHEDULE 1.4(a). Buyer and its representatives shall have


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the right to review all work papers and procedures used to prepare the Closing
Inventory Statement and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Each party shall bear its own expenses incurred in connection with the above procedures.


    (b) Unless Buyer, within thirty (30) days after delivery to Buyer of the Closing Inventory Statement, notifies Seller in writing that it objects to the Closing Inventory Statement, and specifies the basis for such objection, such Closing Inventory Statement shall become final, binding and conclusive upon the parties for purposes of this Agreement. If Buyer and Seller are unable to resolve any objections to the Closing Inventory Statement within fifteen (15) days after any such notification has been given, either party shall have the option to refer the dispute to the New York office of Coopers & Lybrand ("COOPERS"). If for any reason Coopers is unavailable to resolve such dispute between Buyer and Seller and if Buyer and Seller are also unable to mutually agree upon the designation of another accounting firm within five (5) days after the dispute has been referred to Coopers pursuant to the preceding sentence, either party may thereafter request that the American Arbitration Association ("AAA") make such designation. The accounting firm so designated will make a determination as to each of the items in dispute, which determination shall be final, conclusive and binding upon each of the parties hereto. Buyer and Seller shall cooperate with each other and with each other's authorized representatives in order to resolve any and all matters in dispute under this SECTION 1.4 as soon as practicable and shall share equally the fees and expenses of the designated accounting firm and the AAA.


    (c) If the value of the Closing Inventory Amount is lower than the Estimated Inventory Amount, then the Purchase Price shall be decreased dollar for dollar by the amount of the difference. In such event, Seller shall remit the amount of such difference to Buyer, with interest at a rate of six percent (6%) per annum (the "AGREED RATE") from the Closing Date to the date of payment, within fifteen (15) days after delivery to Buyer of the Closing Inventory Statement as provided above; PROVIDED, HOWEVER, that acceptance by Buyer of such payment shall not constitute a waiver of Buyer's right to object to the Closing Inventory Statement during the thirty (30) day period following its delivery.
If Buyer does raise an objection and if resolution of such objection results in a further payment due from Seller to Buyer, payment of such additional amount, with interest at the Agreed Rate, from the Closing Date to the date of payment, shall be made to Buyer within five (5) days following final resolution of this objection.


    (d) If the value of the Closing Inventory Amount exceeds the Estimated Inventory Amount, then the Purchase Price shall be increased dollar for dollar by the amount of such excess. In such event, Buyer shall within five (5) days after the expiration of the thirty (30) day


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period referred to above, or if Buyer contests the Closing Inventory Statement, within five (5) days after final resolution of such objection, remit to Seller the amount of such excess, together with interest thereon at the Agreed Rate, from the Closing Date to the date of payment.


    (e) Any undisputed or resolved amounts under this SECTION 1.4 shall be payable within five (5) days of the date such amount is determined to be undisputed or resolved, with interest at the Agreed Rate, even if other amounts continue to be disputed and unresolved.


    1.5  NET SALES AND DIRECT CONTRIBUTION ADJUSTMENT.


    (a) Subject to SECTION 1.5(d) below, Seller shall deliver to Buyer on or prior to July 15, 1996, a statement (the "CELESTE NET SALES STATEMENT") of "Net Sales" for the Celeste portion of the Business (excluding private label) for the months of May and June, 1996 (the "ACTUAL NET SALES AMOUNT"). If the Closing occurs after such Celeste Net Sales Statement has been prepared and delivered to Buyer and the Actual Net Sales Amount set forth therein is lower than $10,525,000 (the "TARGETED NET SALES AMOUNT"), then the Purchase Price payable pursuant to SECTION 1.3 at Closing shall be decreased dollar for dollar by the amount of the difference between the Targeted Net Sales Amount and the Actual Net Sales Amount. If, on the other hand, the Closing occurs before the Celeste Net Sales Statement has been prepared and delivered to Buyer and the Actual Net Sales Amount subsequently shown therein is lower than the Targeted Net Sales Amount, the Purchase Price shall be adjusted on a post-Closing basis by decreasing such Purchase Price dollar for dollar by the amount of the difference between the Actual Net Sales Amount and the Targeted Net Sales Amount. If the preceding sentence applies, Seller shall remit the amount of any such difference to Buyer, together with interest thereon at the Agreed Rate, from the Closing Date to the date of payment, within fifteen (15) days after delivery to Buyer of the Celeste Net Sales Statement as provided above. Buyer and Seller agree that the Celeste Net Sales Statement shall be prepared consistent with the principles used to prepare the Financial Statements as described in SECTION 2.11.


    (b) Subject to SECTION 1.5(d) below, Seller shall deliver to Buyer on or prior to July 15, 1996, a statement (the "CELESTE DIRECT CONTRIBUTION STATEMENT") of the "Direct Contribution" of the Celeste portion of the Business (excluding private label) for the months of May and June, 1996 (the "ACTUAL DIRECT CONTRIBUTION AMOUNT"). If the Closing occurs after the Celeste Direct Contribution Statement has been prepared and delivered to Buyer and the Actual Direct Contribution Amount set forth therein is lower than $1,433,000 (the "TARGETED DIRECT CONTRIBUTION AMOUNT"), then the Purchase Price payable pursuant to SECTION 1.3 at Closing shall be decreased by an amount equal to ten times the difference between the Targeted Direct


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Contribution Amount and the Actual Direct Contribution Amount.  If, on the other hand, the Closing occurs before the Celeste Direct Contribution Statement has been prepared and delivered to Buyer and the Actual Direct Contribution Amount subsequently shown therein is lower than the Targeted Direct Contribution
Amount, the Purchase Price shall be adjusted on a post-Closing basis by decreasing such Purchase Price by an amount equal to ten times the difference between the Actual Direct Contribution Amount and the Targeted Direct Contribution Amount. If the preceding sentence applies, Seller shall remit to Buyer the amount of any required adjustment, together with interest thereon at the Agreed Rate, from the Closing Date to the date of payment, within fifteen
(15) days after delivery to Buyer of the Celeste Direct Contribution Statement as provided above. Buyer and Seller agree that the Celeste Direct Contribution Statement shall be prepared consistent with the principles used to prepare, and shall include the items set forth in, the Financial Statements as described in
SECTION 2.11.


    (c)  If the Actual Net Sales Amount shown in the Celeste Net Sales
Statement exceeds the Targeted Net Sales Amount, Buyer and Seller agree that the amount of any such excess will reduce on a dollar for dollar basis any adjustments which would otherwise be made to the Purchase Price pursuant to
SECTION 1.5(b) above. Likewise, if the Actual Direct Contribution Amount shown in the Celeste Direct Contribution Statement exceeds the Targeted Direct Contribution Amount, Buyer and Seller agree that each dollar of such excess shall reduce by ten dollars the adjustments which would otherwise be made to the Purchase Price pursuant to SECTION 1.5(a) above. Notwithstanding any other provision of this Agreement, the parties agree that in no event shall the aggregate amount of adjustments made to the Purchase Price pursuant to this
SECTION 1.5 exceed $5,000,000 in the aggregate. Futhermore, the parties agree that the amounts and multiples used in this SECTION 1.5 to calculate any Purchase Price adjustments shall be used for no other purpose whatsoever, including, without limitation, as a measure of damages in any future disputes involving this Agreement.


    (d) Notwithstanding SECTIONS 1.5(a) and 1.5(b) above, if the Closing occurs prior to July 1, 1996, the parties agree that the Targeted Net Sales Amount and the Targeted Direct Contribution Amount will be reduced on a pro rata basis by multiplying such amounts by a ratio determined as follows: the numerator of such ratio shall equal the actual number of business days in May and June, 1996 occurring prior to the Closing Date, and the denominator shall equal 42. Furthermore, the Celeste Net Sales Statement and the Celeste Direct Contribution Statement which are used to determine Purchase Price adjustments, if any, pursuant to SECTIONS 1.5(a) through 1.5(c) above shall only report Net Sales and Direct Contributions for the period in May and June, 1996 preceding the Closing Date. For purposes of this Agreement, "Business Day" shall mean any weekday on which banks in Chicago, Illinois are open for business.


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    1.6  THE CLOSING.  The closing of the sale and purchase contemplated hereunder (the "CLOSING") shall be effective and shall take place in New York City at the offices of Richards & O'Neil, LLP, 885 Third Avenue, New York, New York 10022 on (i) July 1, 1996 or as soon thereafter as practicable, but not later than three days after all conditions to each party's obligation to close hereunder shall have been satisfied or waived; or (ii) such earlier date as is mutually agreed by Buyer and Seller. The day on which the Closing actually takes place is referred to herein as the "CLOSING DATE". The Closing shall be deemed to have occurred on the opening of business on the Closing Date.


    1.7 ALLOCATION OF THE PURCHASE PRICE. The Purchase Price and the Assumed Liabilities shall be allocated among the Acquired Assets in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE") and in the manner set forth in SCHEDULE 1.7. Seller and Buyer shall make all appropriate tax filings on a basis consistent with such allocation.


    1.8 SELLER'S CLOSING OBLIGATIONS. At the Closing, Seller shall deliver to Buyer the following:


         a.   An opinion of counsel in the form attached hereto as EXHIBIT A.


         b. A duly executed deed in the form customarily used in the jurisdiction where the Real Property is located, as attached hereto as EXHIBIT B, transferring the Real Property to Buyer.


         c. A duly executed assignment of all of Seller's right, title and interest under the Assumed Contracts and the Permits, in the form of EXHIBIT C hereto.


         d. A duly executed assignment in recordable form of all trademarks registered in the United States that are set forth in SCHEDULE 2.18(a), in the form of EXHIBIT D attached hereto.


         e. A duly executed assignment in recordable form of all patents and patent applications that are set forth in SCHEDULE 2.18(a), in the form of EXHIBIT E attached hereto.


         f. A duly executed general assignment of all trademarks and copyrights (and registrations and applications therefor), labels, trade names, brand names, common law trademarks, trade dress and trade secrets, know-how, processes, technology, formulas, recipes, mixing instructions and products specifications and other intangible property, other than the Intellectual Property, which are owned by Seller and used exclusively in the Business, in the form of EXHIBIT F attached hereto.


         g. A bill of sale in the form of EXHIBIT G hereto transferring Acquired Assets other than the Real Property to Buyer.


         h. A duly executed counterpart original of the Aunt Jemima trademark license agreement in the form of EXHIBIT H hereto (the "AJ LICENSE"). For purposes of this Agreement, the "Aunt Jemima" trademarks which are to be licensed to Buyer pursuant to the AJ License are hereinafter referred to as the "LICENSED TRADEMARKS."


         i. A duly executed counterpart original of the Transition Services Agreement in the form of EXHIBIT I hereto (the "TRANSITION SERVICES AGREEMENT").


         j. A duly executed counterpart original of the Interim Trademark and Trade Name License Agreement in the form of EXHIBIT J hereto (the "INTERIM TRADEMARK LICENSE AGREEMENT").


         k. A duly executed counterpart original of the Patent License Agreement in the form of EXHIBIT K hereto (the "PATENT LICENSE AGREEMENT").


         l. A duly executed counterpart original of a co-pack agreement providing for the production of frozen pancakes for McDonald's Corporation, in the form of EXHIBIT L hereto (the "MCDONALD'S CO-PACK AGREEMENT").


         m. A duly executed counterpart original of the Shared Technology License Agreement, in the form of EXHIBIT M hereto (the "SHARED TECHNOLOGY LICENSE AGREEMENT").


         n. [This subsection (n)and EXHIBIT N have been intentionally omitted.]


         o. A title insurance policy (the "TITLE POLICY"), or updated title commitment brought down to the Closing Date together with a binding commitment by Chicago Title Insurance Company ("TITLE COMPANY") to issue a title policy on the Real Property, subject only to (a) such exceptions as are contained in Schedule B of the title commitment attached hereto as EXHIBIT O, (b) matters over which the Title Company issues an endorsement in a form reasonably satisfactory to Buyer, and (c) matters caused by Buyer.

         p. All documents necessary to transfer to Buyer title to any motor vehicles that are included in the Acquired Assets.


         q. An officer's certificate executed and delivered by a duly authorized officer of Seller, certifying that, subject to SECTION 8.1 of this Agreement and except for Pre-Closing Matters (as hereinafter defined), the representations and warranties of Seller contained in this Agreement were true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date (except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated).


         r.   The officer's certificate referred to in SECTION 6.1(b).


         s. Such other documents and instruments (including a FIRPTA certificate) as Buyer reasonably may request not less than five days prior to the Closing Date.


         t. A survey in the form of the Survey (as defined in SECTION 2.6), with those matters of survey delineated as "Exceptions To Be Cleared by Reconveyance" on the excerpts from the Survey attached hereto as EXHIBIT R removed.


    1.9 BUYER'S CLOSING OBLIGATIONS. At the Closing, Buyer shall deliver to Seller the following:


         a. The Purchase Price referred to in SECTION 1.3 in the manner set forth therein, as adjusted pursuant to SECTION 1.4(a) and SECTION 1.5 (if applicable) hereof.


         b. A duly executed assumption of the Assumed Liabilities in the form attached hereto as EXHIBIT P.


         c.   An opinion of counsel in the form attached hereto as EXHIBIT Q.


         d.   A duly executed counterpart original of the AJ License.


         e. A duly executed counterpart original of the Transition Services Agreement.

         f. A duly executed counterpart original of the Interim Trademark License Agreement.


         g.   A duly executed counterpart original of the Patent License
Agreement.


         h. A duly executed counterpart original of the McDonald's Co-Pack Agreement.


         i. A duly executed counterpart original of the Shared Technology License Agreement.


         j.   The officer's certificate referred to in SECTION 7.1(C).


         k. Such other documents and instruments as Seller reasonably may request not less than five days prior to the Closing Date.


    1.10 PREPAID EXPENSES AND PRORATIONS. Within thirty (30) days immediately following the Closing, the parties shall prorate all Prepaid Expenses and similar items related to the Business and/or the Acquired Assets to the extent Buyer reasonably is expected to receive the benefits thereof after the Closing, and Buyer shall reimburse Seller within such thirty (30) day period for the unused portion of such Prepaid Expenses or other items as of the Closing Date. In addition, within such thirty (30) day period following the Closing, all items listed below relating to the Business and the Acquired Assets will be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period up to and including the day prior to the Closing Date, and Buyer liable to the extent such items relate to the Closing Date and all periods subsequent thereto: personal property, real estate, occupancy and water taxes, if any, on or with respect to the Business or the Acquired Assets; rents and other items due to Seller or payable by Seller under any Assumed Contract; the amount of any license or registration fees with respect to any licenses or registrations which are being assigned or transferred hereunder; the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; and any other items which are normally prorated in connection with similar transactions. Seller agrees to furnish Buyer with such documents and other records as Buyer reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this SECTION 1.10. The net aggregate amount of such prorations shall be treated as an adjustment to the Purchase Price paid by Buyer to Seller on the Closing Date pursuant to SECTION
1.3.  If current payments with respect to items to be prorated pursuant to this
SECTION 1.10 are not ascertainable on or before such post-Closing settlement date, such payments shall be prorated on the basis of the most recently ascertainable bill therefor and shall be reprorated between Seller and Buyer when the current bills with respect to such items have been issued and a cash settlement shall be made promptly thereafter on an item by item basis.


    1.11 NONASSIGNABLE ASSUMED CONTRACTS AND PERMITS.


         a. To the extent that any Assumed Contract or Permit is not capable of being assigned or transferred without the consent or waiver of the other party thereto or any third party (including a government or governmental unit), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer of any such Assumed Contract or Permit until such time as such consent or waiver is obtained.


         b. Anything in this Agreement to the contrary notwithstanding, Seller is not obligated to transfer to Buyer any of its rights and obligations in and to any of the Assumed Contracts or Permits without first having obtained all necessary consents and waivers. Prior to the Closing Date, Seller shall use its reasonable efforts (which shall not require Seller to incur any financial or onerous obligation) to obtain consents to the assignment of the Material Contracts and Permits, including without limitation those listed in SCHEDULE 1.11, PROVIDED, HOWEVER, that Seller shall not, without Buyer's consent (which shall not be unreasonably withheld), agree to any modification of any such Material Contract or Permit in the course of obtaining any such consents or waivers, or pay or commit to pay any consideration payable from the Acquired Assets. Prior to and for a reasonable period of time after the Closing Date, not to exceed ninety (90) days, Seller shall cooperate with Buyer to assist Buyer in obtaining any other consents and waivers under any Assumed Contract or Permit which are reasonably requested by Buyer.


         c.   If any such consent or waiver cannot be obtained in such ninety
(90) day period, Seller and Buyer will cooperate to implement reasonable arrangements resulting in Buyer obtaining the benefits and privileges of the relevant Assumed Contract or Permit (including without limitation enforcement for the benefit of Buyer of any and all rights of Seller against a third party or otherwise) while protecting Seller from continuing liabilities or obligations thereunder. Subject to the foregoing, with respect to any Assumed Contract providing for the lease of a material item of Equipment, such reasonable arrangements shall provide for Buyer's use of such Equipment (or of replacement machinery or equipment of comparable quality and functionality) for at least the remaining balance of the applicable lease's term. Seller shall use reasonable efforts to implement the above-described arrangements such that the Business operations in which the equipment is used are not unreasonably and materially interrupted.


         1.12 RISK OF LOSS. In the event a material Acquired Asset is damaged or destroyed, ordinary wear and tear excepted, between the date hereof and the Closing Date (any such event being referred to herein as an "Event of Loss"), Seller at its expense shall have the right at its option to either (i) promptly repair or replace the item with comparable property of like value and quality, or (ii) pay to Buyer the cost of replacing such damaged or destroyed Acquired Asset with an asset of like value and quality. Notwithstanding the foregoing, any Event of Loss which constitutes a Material Adverse Change (as defined in SECTION 8.1) shall be dealt with in accordance with the procedures specified in
SECTION 8.1.


                                      ARTICLE II
                       REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Buyer as follows:


    2.1 ORGANIZATION AND QUALIFICATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of New Jersey. Seller has full corporate power, authority and qualification to own or lease the Acquired Assets and to conduct the Business in the manner and in the places where the Acquired Assets are owned or leased or the Business is conducted by it, and to make this Agreement and any other agreements contemplated hereby, and to incur and perform its obligations hereunder and thereunder. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of the Business or the ownership or operation of the Acquired Assets, as applicable to it, requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the Business or the Acquired Assets, each taken as a whole, or on the transactions contemplated hereby.


    2.2 AUTHORITY OF SELLER. All necessary corporate action has been taken by Seller to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.


    2.3 EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller and will be enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, liquidation or other laws relating to or affecting creditors' rights and remedies or by equitable principles.


    2.4 NO CONTRAVENTION. Except as set forth in SCHEDULE 2.4, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, and the fulfillment of and compliance by Seller with the terms and conditions hereof, do not and will not:


         a. conflict with or violate any provisions of the Articles of Incorporation or Bylaws of Seller;


         b. require any consent, approval or notice under or conflict with, permit or result in a termination or breach of, or constitute (with or without notice or lapse of time or both) a default under, or accelerate or permit the acceleration of any performance required by, any Assumed Contract or Permit to which Seller is a party, under which it has any rights, or by which it or any of the Acquired Assets is bound or subject;


         c. violate any law, statute or ordinance or any rule, regulation, order, writ, injunction or decree of any court or of any Governmental Authority (as hereinafter defined) applicable to the Business, or by which any of the Acquired Assets may be bound or subject. For purposes of this Agreement, "Governmental Authority" shall mean (i) any government or political subdivision thereof whether federal, state, local or foreign, and (ii) any agency, department, division, court, tribunal or instrumentality of any such government or political subdivision; or


         d. require any filing, declaration or registration with, or permit, consent or approval of, or the giving of notice to, any Governmental Authority, excluding from the foregoing SECTIONS 2.4(a) through 2.4(d):


              (i) such conflicts, violations, breaches, defaults, accelerations, filings, declarations, registrations, permits, consents, approvals and notices, the absence of which, either singly or in the aggregate, would not be material;


              (ii) any consents or waivers required in connection with the Assumed Contracts or Permits;

              (iii) any local filings or recordings to be made by Buyer that may be necessary to transfer any of the Acquired Assets; and


              (iv) any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR ACT") and under any other applicable antitrust laws and regulations, and the expiration of applicable waiting periods under the HSR Act and such other applicable antitrust laws.


    2.5 LITIGATION. Except as set forth in SCHEDULE 2.5, (a) there are no claims, actions, suits, proceedings or investigations pending or threatened in writing by or against Seller with respect to (i) the Business, (ii) the Acquired Assets, (iii) the Licensed Trademarks, (iv) the Licensed Patents, or (v) the transactions contemplated hereby, at law or in equity or before or by any Federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority, and (b) there are no orders, decrees or judgments pending or in effect against Seller with respect to (i) the Business, (ii) the Acquired Assets, (iii) the Licensed Trademarks, (iv) the Licensed Patents, or (v) the transactions contemplated hereby.


    2.6 TITLE TO ACQUIRED ASSETS. The Real Property is owned in fee simple free and clear of any material liens, charges, pledges, security interests, rights, easements, covenants, conditions, rights of first refusal or purchase options, restrictions or other encumbrances (collectively, "LIENS") except for
(a) taxes, assessments, governmental charges or levies which are not yet due and payable ("TAXES NOT YET DUE AND PAYABLE"), (b) the non-material claims of contractors, materialmen, repairmen and similar persons which are not yet due and payable, (c) matters excepted in or excluded from coverage in Schedule B of the preliminary title report attached hereto as EXHIBIT O, (d) any liens or imperfections of title which are matters of record on the date hereof, (e) any encroachments or other facts or conditions that are revealed on the survey prepared by Barge, Waggoner, Sumner and Cannon dated May 7, 1996 attached to
SCHEDULE 2.6(a) hereto (the "SURVEY"); PROVIDED, HOWEVER, that those matters of survey delineated as "Exceptions To Be Cleared by Reconveyance" on the excerpts from the Survey attached hereto as EXHIBIT R shall not be excepted from Seller's representation concerning the Real Property contained in this SECTION 2.6, (f) any existing applicable building and zoning ordinances, and (g) those items set forth in SCHEDULE 2.6(a). Except with respect to intellectual property, as to which no representations or warranties are made in this SECTION 2.6, and except for Permitted Liens or other items referenced in SCHEDULE 2.6(a), Seller has good and valid title to all of the other Acquired Assets free and clear of any Liens except for (x) Taxes Not Yet Due and Payable and (y) that portion of the Inventory and Equipment disposed of in the ordinary course of business between the date hereof and the Closing Date. The exceptions to title referred to in clauses (a) through (g) above are collectively referred to herein as the "PERMITTED LIENS". Except as set forth on SCHEDULE 2.6(b), none of Seller or its Affiliates has entered into any leases or subleases currently in effect relating to the use or occupancy of real property in connection with the Acquired Assets or the Business.


    2.7 ACQUIRED ASSETS USED IN THE BUSINESS. Except for the Excluded Assets and except as set forth in SCHEDULE 2.7(a), the Acquired Assets constitute all of the material assets, properties and rights used in the conduct of the Business, as presently conducted by Seller at the Real Property. To the knowledge of Seller and except as set forth in SCHEDULE 2.7(b) or SCHEDULE 2.14, all physical assets located on the Real Property which are currently used in the Business are in working order and have been maintained in accordance with reasonable maintenance schedules, except for any physical assets having an individual value of not more than $35,000.


    To the knowledge of Seller and except as set forth in SCHEDULE 2.7(b) or
SCHEDULE 2.14, with respect to the Real Property:


         (i) All buildings, structures, fixtures, systems and other improvements on the Real Property used primarily in the Business as of the Closing Date are in working order and have been maintained in accordance with reasonable maintenance schedules, except for any buildings, structures, fixtures, systems and other improvements having an individual value of not more than $35,000 (such buildings, structures, fixtures, systems and other improvements are hereinafter referred to as the "IMPROVEMENTS");


         (ii) All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other systems, if any, serving the Real Property are installed and in working order, with the exception of any such systems the absence or failure of which would not have a material adverse effect on the Business as it is currently conducted by Seller;


         (iii) As of the Closing Date, the existence, use, occupancy and operation of the Improvements is not dependent on the granting of any special permit, exception, approval or variance which has not been obtained by Seller, except in such cases, if any, where the failure to obtain such a permit, exception, approval or variance would not have a material adverse effect on the Business as it is currently conducted by Seller;


         (iv) There is no pending or threatened (a) change of zoning, building or other similar laws, ordinances or regulations adversely affecting the Real Property which would materially interfere with how such property is currently used, occupied or operated by Seller, or (b) condemnation of such property; and


         (v) Seller has not received notice from any Governmental Authority requiring material work to be done or material improvements to be made upon the Real Property and/or the Improvements, and Seller has no knowledge of the enactment or adoption of any ordinance or resolution by any such Governmental Authority authorizing material work or material improvements for which an assessment may be levied against such Real Property and/or Improvements.


    2.8 TAXES. There are no pending or, to Seller's knowledge, threatened actions or proceedings, assessments or collections of Taxes of any kind with respect to the Business that could subject Buyer to any liability for such Taxes for the period prior to the Closing Date. "Taxes" means any and all taxes imposed by any national, state or local taxing authority, including without limitation, all income, gross receipts, sales, use, value-added, property, use and occupancy, business occupation, mercantile, ad valorem, transfer, license, withholding, payroll, employment, excise, environmental, capital stock, franchise, estimated or other tax of any kind whatsoever, including any interest, penalties and additions thereto. Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code.


    2.9 BROKERS AND FINDERS. Except for Goldman, Sachs & Co., whose fees Seller shall pay, Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.


    2.10 ENVIRONMENTAL COMPLIANCE. Except as set forth on SCHEDULE 2.10:


         a. Seller is conducting the Business on the Real Property in compliance with the federal, state, or local laws, rules or regulations in effect as of the date of this Agreement which are applicable to the Real Property and relate to environmental matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and any other Federal environmental laws, as such environmental laws have been amended from time to time, and similar state and local laws, and regulations in effect as of the date of this Agreement which implement such laws (collectively referred to as "ENVIRONMENTAL LAWS");

         b. Since January 1, 1994, Seller has not received and is not aware of any threatened receipt of written notice that it is in non-compliance in any material respect with the Environmental Laws relating to the Real Property;

         c. For the five year period next preceding the date of this Agreement, the Business has been conducted on the Real Property in compliance with all Environmental Laws and decrees and orders issued thereunder applicable to the ownership of the Acquired Assets and the operation of the Business which were in effect on the appropriate dates, and Seller has not received, and is not aware of the threatened receipt of, any notice of failure to comply in any material respect with such Environmental Laws, decrees or orders;

         d. Except as permitted by, and in compliance with, the Environmental Laws, (A) the Acquired Assets, including the Real Property, have not been used by Seller for the generation, use, storage, manufacture, transportation, treatment or disposal of Hazardous Substances (as hereinafter defined), and (B) no Hazardous Substances, including asbestos-containing materials and polychlorinated biphenyls, are currently located on the Real Property. For purposes of this Agreement, "Hazardous Substance" shall mean any substance, chemical, or waste that is listed under the Environmental Laws as hazardous, toxic, or dangerous or as a contaminant or pollutant, and any petroleum products;

         e. Except for ammonia releases, there has been no releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of Hazardous Substances by Seller which would result in any material liability (hereinafter a "Hazardous Discharge") from, onto, or into the Acquired Assets, including the Real Property, and no contaminated soil or groundwater for which the Environmental Laws require a response action or corrective action has resulted therefrom on the Real Property or any real property adjacent to the Real Property;

         f. There are not currently and never have been any underground storage tanks used or located on the Real Property;

         g. There are no outstanding or threatened in writing Environmental Complaints (as hereinafter defined) against the owners or operators of any facilities that have received Hazardous Substances generated by Seller in the course of conducting the Business which would result in any liability to Buyer with respect to the Acquired Assets or the Business. For purposes of this Agreement, "Environmental Complaint" shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, proceeding or judgment letter, request for information or other written communication from any Governmental Authority or private party (A) involving a Hazardous Discharge, on or off-site, or (B) objecting to odor, noise or discharges of liquid, solid or gaseous materials from the Acquired Assets, whether hazardous or not;


         h. Since January 1, 1994, there have been no reportable ammonia releases at the Real Property (based upon E.P.A. reportable quantity of one hundred pounds).


    2.11 FINANCIAL STATEMENTS.  Attached as SCHEDULE 2.11 are the following
financial statements:   Statement of Inventory and Net Property of the Business
as of December 31, 1995 and Financial Summary - Direct Contribution of the Business for the years ended December 31, 1995, December 31, 1994 and December 31, 1993; Financial Summary - Direct Contribution for the domestic retail portion of the Business (excluding Canadian and Food Service Results) for the quarter ended March 31, 1996 and for the month ended April 30, 1996; and Statement of Net Sales for the Canadian and Food Service portions of the Business for the quarter ended March 31, 1996 and for the month ended April 30, 1996 (collectively, the "FINANCIAL STATEMENTS"). Seller agrees to continue to provide Buyer with additional monthly financial statements of Financial Summary - Direct Contribution for the domestic retail portion of the Business (excluding Canadian and Food Service results) and Statements of Net Sales for the Canadian and Food Service portions of the Business for each month as soon as practicable after they were or are prepared through the Closing Date. Except as noted in the Financial Statements, or otherwise in SCHEDULE 2.11, the Financial
Statements:


         a.   were prepared from the books and records of Seller;


         b. except as set forth in clause (i) below, have been prepared in accordance with U.S. GAAP, applied on a consistent basis for all periods presented, have been prepared by means of following consistent application of internal accounting practices in use by Seller, and along with other pertinent financial records of Seller have been used to prepare Seller's consolidated financial statements, and fairly present, in all material respects, the inventory and net property of the Business as of the date set forth therein and the direct contribution of the Business for the periods indicated in accordance with U.S. GAAP, PROVIDED:


              (i) The Financial Statements are not a complete presentation of the financial position or results of operations of the Business. The Financial Statements exclude certain shared operating expenses including, without limitation, broker selling expenses, certain allocated marketing expenses, product research, and general and administrative services, as well as financing costs, taxes based upon income and any one-time or non-recurring charges, all of which the Seller provided to or paid for the benefit of the Business to support its operations. The Financial Statements further differ from U.S. GAAP in that all periods exclude effects of LIFO accounting and in Seller's methodology of allocating period cost inventory adjustment. As a result of the Business' relationship with Seller, the financial position and results of operations are not necessarily indicative of what actually would have occurred had the Business been a stand-alone entity; and


         c. the books, records and accounts relating to the Business are accurate and complete in all material respects.


    2.12 CONTRACTS.


         a. SCHEDULE 2.12 (a) discloses all Assumed Contracts, whether oral or written, relating primarily to the Business or the Acquired Assets of the type described in the next sentence or which involve the payment or receipt by Seller of in excess of $75,000 during the remaining term thereof, but excluding
(i) purchase or supply orders or commitments arising in the ordinary course of business and (ii) Assumed Contracts required to be listed in another Schedule (collectively, the "MATERIAL CONTRACTS"). The Assumed Contracts disclosed on
SCHEDULE 2.12(a), without respect to the amount to be paid or received thereunder, also shall include the following: (A) collective bargaining contracts or similar arrangements with any labor union or other similar organization, excluding any such contracts which are Excluded Assets; (B) contracts containing covenants by the Business not to compete in any line of business; (c) consent decrees; (D) contracts for the sale or purchase of any assets of or for the Business other than in the ordinary course of business; (E) indentures, mortgages, industrial revenue bond agreements, notes, loan or credit agreements or other agreements or obligations relating to the borrowing of money or to a guaranty or assumption, directly or indirectly, of obligations of others; (F) security agreements, pledges, conditional sale agreements or title retention agreements; or (G) contracts with any current or former employee or any member of their family or their Affiliates, in each case solely to the extent such contracts involve payments or have a value of more than $50,000. True and complete copies of each written Material Contract and true and complete written summaries of each oral Material Contract described in SCHEDULE 2.12(a) (together with any and all modifications, amendments or supplements thereto) have been made available to Buyer prior to execution of this Agreement.

         b. Except as set forth in SCHEDULE 2.12(b), all Material Contracts are valid and in full force and effect, except to the extent the enforceability thereof may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or general principles of equity. Except as set forth in SCHEDULE 2.12(b), no material default by Seller exists under any Material Contract and there does not exist any event applicable to Seller that, with notice or lapse of time or both, would constitute an event of default or result in a right to accelerate or terminate or a material loss of rights under any Material Contract. To the best of Seller' knowledge, except as set forth in
SCHEDULE 2.12(b), no other party to any Material Contract is currently in material default thereunder and Seller is not aware of any event applicable to such other party that, with notice or lapse of time or both, would constitute an event of default or result in a right to accelerate or terminate or a loss of material rights under any Material Contract.


    2.13 ABSENCE OF CERTAIN CHANGES. To Seller's knowledge, except as set forth in SCHEDULE 2.13, with respect to the Business, the Acquired Assets, the Licensed Trademarks and the Licensed Patents, Seller has not since December 31, 1995:


         a. permitted or allowed any of the Acquired Assets, Licensed Trademarks or Licensed Patents to be mortgaged, pledged or subjected to any Lien, other than Permitted Liens;


         b. materially written down or materially written up the value of any Inventory other than in the ordinary course of business;


         c. sold, transferred or leased any of the Acquired Assets, Licensed Trademarks or Licensed Patents, other than (i) sales of Inventory (including disposal of obsolete, damaged or defective Inventory) in the ordinary course of business and (ii) sales or disposal of physical assets having an individual value of less than $50,000 and an aggregate value of less than $200,000 and which are not otherwise material to the Business;


         d.   granted increases in the compensation of any Transferred
Employee, which increases singly or in the aggregate are material, other than in the ordinary course of business and consistent with past practice;


         e. adopted, entered into or agreed to enter into, or amended or agreed to amend, any benefit plans with respect to the Business, which adoptions or amendments singly or in the aggregate are or would be material to the Business taken as a whole, other than in the ordinary course of business and consistent with past practice;

         f. changed any methods of accounting for the Acquired Assets or the Business;


         g. except as set forth in the Financial Statements or as otherwise previously disclosed to Buyer, suffered any changes in the Acquired Assets, liabilities, operations or financial condition of the Business (excluding for the period of time between the date hereof and the Closing Date the financial condition of the Celeste portion of the Business) which have been either individually or in the aggregate materially adverse;


         h.   waived any right of material value under any Material Contract;


         i. otherwise operated the Business other than in the ordinary course; or


         j. agreed, whether in writing or otherwise, to take any of the actions set forth in this SECTION 2.13.


    2.14 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 2.14, Seller is conducting the Business in compliance with all statutes, laws, rules, regulations, ordinances, decrees and orders applicable to the ownership of the Acquired Assets, the Licensed Trademarks and the Licensed Patents and the operation of the Business which are in effect as of the date hereof (excluding those relating to environmental matters which are separately addressed in
SECTION 2.10 and as to which no representations or warranties are made in this
SECTION 2.14) and has not received and is not aware of any threatened receipt of any notice that it is in noncompliance with any such statutes, laws, rules, regulations, ordinances, decrees or orders.


    2.15 INSURANCE; CLAIMS. Seller has maintained and will continue to maintain through the Closing Date a reasonable and customary program of casualty and property insurance (which may include self-insurance) with respect to the Acquired Assets and the Business. SCHEDULE 2.15 contains a list of all property damage and personal injury claims against Seller with respect to the Business or the Acquired Assets during the past two years involving any claim in excess of $50,000. Between the date of this Agreement and the Closing Date, Seller shall provide or make available to Buyer all information pertaining to the Acquired Assets and the Business as reasonably requested by Buyer or Buyer's brokers or insurers to effect insurance on the Acquired Assets and the Business at the Closing Date.

    2.16 EMPLOYEE BENEFIT PLANS. SCHEDULE 2.16 hereto contains a true and complete list of each material plan, contract, program and arrangement, including, without limitation, each material pension, bonus, deferred compensation, incentive compensation, stock purchase, supplemental retirement, severance or termination pay, stock option, hospitalization, medical, life insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, ESOP, retirement, union contract and each other material employee benefit plan, program, policy or arrangement, maintained, contributed to, or required to be contributed to, by Seller for the benefit of any Transferred Employee described in ARTICLE V.


    2.17 LABOR MATTERS.  With respect to the Business, except as disclosed in
SCHEDULE 2.17, Seller has not, to the best of its knowledge, in the three-year period next preceding the date of this Agreement (i) engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment practices, and no complaints are pending or threatened against Seller before any Governmental Authority regarding any such unfair labor practice or discrimination, or (ii) experienced a labor strike or a threatened labor strike. Except as set forth in SCHEDULE 2.17, no Transferred Employees are represented by any union or collective bargaining unit and, since December 31, 1995, Seller has not received written notice that the Transferred Employees have any intention to organize or join a union, labor organization or collective bargaining unit.


    2.18 INTELLECTUAL PROPERTY. SCHEDULE 2.18(a) sets forth a complete and accurate list of (i) all trademarks, copyrights and trade names which are registered in the United States and are in use by Seller or its Affiliates exclusively in the Business, excluding the Aunt Jemima Trademarks, (ii) all pending applications filed by or on behalf of Seller or its Affiliates for registration in the United States of trademarks, copyrights and trade names that relate exclusively to the Business, excluding the Aunt Jemima Trademarks, and
(iii) all patents issued in the United States and Canada to Seller or its Affiliates which are used exclusively in the Business and all pending patent applications filed in the United States and Canada by or on behalf of Seller or its Affiliates which relate exclusively to the Business (collectively, the "INTELLECTUAL PROPERTY"). The Intellectual Property, the Licensed Trademarks and the Licensed Patents together constitute all of the material trademarks, trade names, copyrights, and patents and patent applications which (i) are used in the Business, and (ii) are necessary or required to operate the Business as currently conducted by Seller. The Licensed Trademarks constitute all of the registered Aunt Jemima Trademarks currently being used in the Business in the United States and Canada. Seller is not using the "Celeste" trademark in the United States or Canada in any business other than the Business. The complete formulas and recipes used to prepare the Products are used exclusively in the Business. The Intellectual Property, the Licensed Trademarks and the Licensed Patents are owned by Seller free and clear of all Liens other than Permitted Liens, or (if specifically indicated in SCHEDULE 2.18(a) as being licensed by Seller) have been duly licensed for use by Seller, with the right to sublicense Buyer to use all Licensed Trademarks and Licensed Patents. Except as set forth on SCHEDULE 2.18(b), none of the Intellectual Property, the Licensed Trademarks or the Licensed Patents has been or is the subject of any pending adverse claim, or to the knowledge of Seller, any threatened litigation or claim of infringement. Except as set forth on SCHEDULE 2.18(b), to the knowledge of Seller, no third parties are infringing any of the Intellectual Property, the Licensed Trademarks or the Licensed Patents. Except as set forth in SCHEDULE 2.18(b), neither Seller or its Affiliates has granted any licenses or other rights as related to the Business with respect to any of the Intellectual Property, Licensed Trademarks or Licensed Patents, nor has Seller or its Affiliates any obligation to grant such licenses or other rights. Each of the applicable registrations of Intellectual Property (except for any patents and patent applications) and Licensed Trademarks are valid and subsisting and Seller has the exclusive right to use, sell, license and dispose of or bring actions for infringement of its rights in any of the Intellectual Property, Licensed Trademarks and Licensed Patents. No third party consents will be required for the use of any Intellectual Property, Licensed Trademarks or Licensed Patents as a consequence of the transactions contemplated by this Agreement. The Acquired Assets comprised of intellectual property other than the Intellectual Property have not been subjected by Seller to liens, charges, pledges, security interests or other encumbrances. Except as provided in the immediately preceding sentence, Seller makes no representations or warranties whatsoever (either in this SECTION 2.18 or elsewhere in this Agreement) with respect to any intellectual property other than the Intellectual Property, the Licensed Trademarks and the Licensed Patents.


    2.19 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this ARTICLE II, neither Seller nor any other person or entity makes any other express or implied representation or warranty on behalf of Seller or its Affiliates, and Seller hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or with respect to the Acquired Assets, the Licensed Trademarks, the Licensed Patents or the Business, notwithstanding the delivery or disclosure to Buyer, any of its officers, directors, employees, agents or representatives of any documentation or other information by or on behalf of Seller or any affiliate with respect to any one or more of the foregoing, including, without limitation, any projections or forecasts made by Seller or delivered to Buyer by or on behalf of Seller.


                                     ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to Seller as follows:


    3.1 ORGANIZATION AND QUALIFICATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power, authority and qualification to make this Agreement and any other agreements contemplated hereby, and to incur and perform its obligations hereunder and thereunder.


    3.2 AUTHORITY OF BUYER. All necessary corporate action has been taken by Buyer to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.


    3.3 EXECUTION AND BINDING EFFECT. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer and will be enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, fraudulent conveyance, reorganization, liquidation or other laws relating to or affecting creditors' rights and remedies or by equitable principles.


    3.4 NO CONTRAVENTION. Except as set forth in SCHEDULE 3.4, the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby, and the fulfillment of and compliance by Buyer with the terms and conditions hereof, do not and will not:


         a. conflict with or violate any provisions of the Articles of Incorporation or Bylaws of Buyer;


         b. require any consent, approval or notice under or conflict with, permit or result in a termination or breach of, or constitute (with or without notice or lapse of time or both) a default under, or accelerate or permit the acceleration of any performance required by, any contract or other agreement to which Buyer is a party, under which it has any rights, or by which it is bound or subject;


         c. violate any law, statute or ordinance or any rule, regulation, order, writ, injunction or decree of any court or of any Governmental Authority applicable to Buyer, or by which Buyer may be bound or subject; or

         d. require any filing, declaration or registration with, or permit, consent or approval of, or the giving of notice to, any Governmental Authority, excluding from the foregoing SECTIONS 3.4(a) through 3.4(d):


              (i) such conflicts, violations, breaches, defaults, accelerations, filings, declarations, registrations, permits, consents, approvals and notices, the absence of which, either singly or in the aggregate, would not be material;


              (ii) any consents or waivers required in connection with the Assumed Contracts or Permits;


              (iii) any local filings or recordings to be made by Buyer that may be necessary to transfer any of the Acquired Assets; and


              (iv) any filings required under the HSR Act and under any other applicable antitrust laws and regulations, and the expiration of applicable waiting periods under the HSR Act and such other applicable antitrust laws.


    3.5 BROKERS AND FINDERS. Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.


    3.6 LITIGATION. There is no claim, action, suit, proceeding or investigation pending or, to Buyer's knowledge, threatened by or against Buyer with respect to the transactions contemplated hereby, at law or in equity or before or by any Federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority, and there is no order, decree or judgment pending or in effect against Buyer with respect to the transactions contemplated hereby.


    3.7 FINANCIAL CAPABILITY. Buyer has arranged for, and will have at Closing sufficient liquid assets on hand to pay the Purchase Price and to otherwise consummate the transactions contemplated hereby.


    3.8 NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties contained in this ARTICLE III, neither the Buyer nor any other person or entity makes any other express or implied representation or warranty on behalf of Buyer or its Affiliates, and Buyer hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, notwithstanding the delivery or disclosure to Seller, any of its officers, directors, employees, agents or representatives of any documentation or other information by or on behalf of Buyer or any affiliate with respect to any one or more of the foregoing.

                                      ARTICLE IV
                                      COVENANTS

    4.1 COVENANTS OF SELLER. Seller covenants and agrees with Buyer as follows:


         a. ACCESS; CONFIDENTIAL INFORMATION. From the date hereof until the Closing Date, Seller shall furnish to Buyer and its representatives all information relating solely to the Business reasonably requested by Buyer and provide access to any Acquired Assets that Buyer may reasonably request at such times as shall be mutually agreed upon by the parties. Any confidential information provided to Buyer shall be subject to the terms of that certain letter agreement dated January 26, 1996 entered into between Seller and Buyer (the "CONFIDENTIALITY AGREEMENT"). The provisions of the Confidentiality Agreement shall survive any termination of this Agreement.


         b. CONDUCT OF BUSINESS. From the date hereof until the Closing Date, except as set forth on SCHEDULE 4.1 (b), without the written consent of Buyer (which consent shall not be unreasonably withheld), Seller shall not:


              (i) operate the Business other than in the ordinary course of business;


              (ii) make any sale, transfer, lease or other disposition of any material Acquired Assets, Licensed Trademarks or Licensed Patents or mortgage, pledge or otherwise create a security interest in any of the Acquired Assets, Licensed Trademarks or Licensed Patents, other than Permitted Liens and other than in the ordinary course of business;


              (iii) fail to maintain the books, accounts and records of the Business on a basis consistent with past practice;


              (iv) enter into, amend or cancel any Material Contract or Permit in respect of the Acquired Assets or the Business other than in the ordinary course of business, or waive any right of material value under any Material Contract;

              (v) perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type described in
    SECTION 2.13;


              (vi) fail to use reasonable efforts to maintain the goodwill and reputation associated with the Business;


              (vii) grant any increase in compensation to Transferred Employees or any increase in the rate of commission, bonus or other variable compensation or any increase in any other direct or indirect remuneration (including benefits) payable or to become payable to any such Transferred Employees, which increases singly or in the aggregate would be material;


              (viii) enter into any lease of real property;


              (ix) fail to continue Seller's existing practice with respect to maintaining the Acquired Assets in their present operating condition and repair (ordinary wear and tear excepted);


              (x) fail to use reasonable efforts to keep the services of the Transferred Employees and to maintain existing relationships with suppliers, dealers, customers and others having material business relationships with the Business;


              (xi) permit any physical assets to be removed from the Real Property other than in the ordinary course of business;


              (xii) fail to maintain the Intellectual Property or Licensed Trademarks; or


              (xiii) engage in the sale of Products except in the ordinary course of the Business;


              c. REASONABLE EFFORTS; NOTIFICATIONS. Seller shall use reasonable efforts to fulfill its conditions to Closing and otherwise to consummate the transactions contemplated by this Agreement. Prior to the Closing, Seller shall as promptly as reasonably practicable notify Buyer in writing of the occurrence of any event as to which it obtains knowledge that is reasonably likely to result in the failure of a condition specified in ARTICLE VI or VII hereof.

              d. ANTITRUST FILINGS. As promptly as practicable after the date hereof, Seller shall make all necessary filings applicable to it as a result of the transactions contemplated hereby under the HSR Act and under any other applicable antitrust laws and regulations, and make any amendments to such filings as may be required, and Seller will cooperate with Buyer in connection with all such antitrust filings.


              e. PRESERVATION OF RECORDS. Seller shall preserve and, during regular business hours and upon reasonable notice, use reasonable efforts to make available to Buyer and its representatives for inspection and copying all agreements, records, books and other documents pertaining to the Business or the Acquired Assets (but excluding portions of such materials that contain or reflect information relating to any other business of Seller) for periods prior to the Closing Date, wherever located for the first to occur of six (6) years from the date of each such document or six (6) years from the Closing Date, for
(a) the purposes of preparing tax returns and financial statements and responding to tax audits, (b) the purposes of prosecuting or defending any claim, litigation, proceeding or investigation which arises out of or relates to the Business or the Acquired Assets or this Agreement, and (c) any other reasonable business purpose not detrimental to Seller.


              f. TRADE SECRETS. Seller shall not disclose or use for its own benefit any trade secrets sold to Buyer pursuant to this Agreement, except for such trade secrets which (i) were known to the trade or the public as of the Closing Date, (ii) become known to the trade or the public after the Closing Date through no fault of Seller, (iii) become available to Seller from a third party who is lawfully in possession of such trade secrets and is under no obligation to Buyer to maintain the confidentiality thereof; or (iv) is required to be disclosed by court subpoena or other operation of law.


              g. NO SHOP. From the date hereof until the earlier of (i) the termination of this Agreement pursuant to SECTION 9.1 and (ii) the Closing Date, Seller shall not, and shall cause its subsidiaries, Affiliates, agents, representatives, and any other Person acting on its behalf not to, directly or indirectly solicit, negotiate with respect to, actively facilitate or accept any offers for the purchase or sale of the Business, or otherwise effect any transaction inconsistent with the transactions contemplated herein or agree to do any of the foregoing, and Seller shall terminate any existing activities or discussions relating to the potential sale of the Business with any party other than Buyer and its representatives.


              h. NON-COMPETE COVENANT. Effective as of the Closing, Seller shall not, and Seller shall cause its Affiliates not to, for a period of three years from and after the Closing Date, directly or indirectly as a partner, joint venturer, employer, contractor, consultant, shareholder, principal or agent engage in, control, advise with respect to, manage, act as a consultant to, receive any economic benefit from or exert any influence upon the marketing, manufacture, sale, distribution, offering or promoting for sale in the United States or Canada of the following frozen food products: waffles, pancakes, french toast, pancake batter and pizza; PROVIDED, HOWEVER, that Seller may, without violating this covenant (i) own as an investment not in excess of 5% of the securities of a corporation which engages in such proscribed conduct if such securities are traded on a national securities exchange or are traded publicly in the over-the counter market, (ii) own as an investment not in excess of 5% interest in any partnership which engages in such proscribed conduct, (iii) have an ownership interest otherwise proscribed by this section if such interest arises as a result of the acquisition of a business not principally engaged in the proscribed conduct,
(iv) be acquired by any person or entity that engages in the proscribed conduct, or (v) in connection with an employee benefit plan, the assets of which are managed by an independent investment advisor, invest in any corporation or other entity which engages in such proscribed conduct. A business entity shall not be principally engaged in the proscribed conduct if its sales of products which would be proscribed hereunder constitute less than 25% of its total sales. Notwithstanding the foregoing, nothing in this SECTION 4.1(h) shall be deemed to prohibit, restrict or otherwise impair Seller's right or ability, directly or indirectly, as a partner, joint venturer, employer, contractor, consultant, shareholder, principal or agent, to engage in, control, advise with respect to, manage, act as a consultant to, receive any economic benefit from or exert any influence upon the marketing, manufacture, sale, distribution, offering or promoting for sale anywhere in the world of frozen pancakes manufactured for McDonald's Corporation.


              i. NO SOLICITATION. Seller shall not, and shall cause its respective Affiliates not to, directly or indirectly, for themselves or on behalf of any other Person induce or attempt to induce any Transferred Employee to leave his or her employment with Buyer at any time until the expiration of two years from the Closing Date; PROVIDED, HOWEVER, that the foregoing shall not prohibit any advertisement or general solicitation by or for the benefit of Seller (or any employment resulting therefrom) that is not specifically targeted at Transferred Employees.


              j. NOTICE OF LOSS OF CUSTOMERS. Seller shall promptly notify Buyer in writing if, prior to Closing, Seller receives written notice (or if the Director of Sales Operations receives oral notice) from any customer of the Business accounting for more than $2,000,000 of the Business' gross sales for the calender year ended December 31, 1995 that such customer has terminated or expects to terminate at least two-thirds of its business with Seller; PROVIDED, HOWEVER that Buyer and Seller acknowledge and agree that such notice, in and of itself, shall in no way be construed as a Material Adverse Change (as defined in SECTION 8.1).

              k. CANADIAN BUSINESS. Between the date hereof and the Closing Date, Seller shall meet with Buyer in good faith to discuss appropriate transition arrangements, if any, related to the Canadian portion of the Business.


              l. PILOT PLANT. Seller agrees to make the Acquired Assets referenced in Item 2 of SCHEDULE 1,1(b) (the "PILOT PLANT") available for delivery to Buyer, on or after the Closing Date, on an "as is, where is" basis.


    4.2 COVENANTS OF BUYER. Buyer covenants and agrees with Seller as follows:


              a. REASONABLE EFFORTS; NOTIFICATIONS. Buyer shall use reasonable efforts to fulfill its conditions to Closing and otherwise to consummate the transactions contemplated by this Agreement by July 1, 1996. Prior to the Closing, Buyer shall as promptly as reasonably practicable notify Seller in writing of the occurrence of any event as to which it obtains knowledge that is reasonably likely to result in the failure of a condition specified in ARTICLE VI or VII hereof.


              b. ANTITRUST FILINGS. As promptly as is practicable after the date hereof, Buyer shall make all necessary filings applicable to it as a result of the transactions contemplated hereby under the HSR Act and under any other applicable antitrust laws and regulations, and make any amendments to such filings as may be required, and Buyer will cooperate with Seller in connection with all such antitrust filings.


              c. PRESERVATION OF RECORDS. Buyer shall preserve and, during regular business hours and upon reasonable notice, use reasonable efforts to make available to Seller and its representatives for inspection and copying all agreements, records, books and other documents pertaining to the Business or the Acquired Assets for periods prior to the Closing Date, wherever located for the first to occur of six (6) years from the date of each such document or six (6) years from the Closing Date, for (a) the purposes of preparing tax returns and financial statements and responding to tax audits, (b) the purposes of prosecuting or defending any claim, litigation, proceeding or investigation which arises out of or relates to the Business, the Acquired Assets or this Agreement, and (c) any other reasonable business purpose not detrimental to Buyer.


              d. RETURNS. Buyer shall not take any action to encourage or otherwise induce current or former customers of the Business, or any of their respective customers, to return (or to deduct from future invoices payable to Seller), or to make any claim for repair, replacement or warranties relating to, any Products which were manufactured and sold by the Business prior to the Closing Date.


              e. PACKAGING. Buyer shall not produce or procure any labels, packaging, promotional materials or other items (other than Inventory) related to the Products or the Business which bear any of Seller's trademarks or trade names, other than the Licensed Trademarks and the trademarks acquired by Buyer hereunder. Buyer's use of Inventory comprised of labels, packaging, promotional materials and other items bearing Seller's trademarks or trade names shall be governed by the Interim Trademark License Agreement.


              f. PILOT PLANT. Buyer agrees to pay all costs and expenses associated with removing and transporting the Pilot Plant from Seller's facility in Barrington, Illinois. Buyer also agrees to promptly repair, at its cost, any damage to Seller's facility resulting from or otherwise related to the removal of such Pilot.

                                      ARTICLE V
                                   EMPLOYEE MATTERS

    5.1 TRANSFERRED EMPLOYEES. Buyer shall, prior to the Closing Date, offer employment in connection with the conduct of the Business effective after the Closing Date to those employees of Seller set forth in SCHEDULE 5.1(a) who are actively employed on the Closing Date or who are on sick leave or short-term disability (whether Seller-sponsored or statutory) on the Closing Date (collectively, a "DISABILITY"), and to such other employees as are hired by the Business between the date hereof and the Closing Date who are actively employed on the Closing Date or who are on Disability on the Closing Date, on substantially the same terms and conditions (except as otherwise specifically provided in this ARTICLE V) and with substantially the same compensation as are applicable to such employees immediately prior to the Closing Date. SCHEDULE 5.1(a) lists salaries or wages for each of the employees of Seller set forth thereon, as applicable to such employee on the date hereof. Effective as of the Closing Date, all such employees who accept Buyer's offer of employment will become employees of Buyer (the "TRANSFERRED EMPLOYEES"). SCHEDULE 5.1(b) sets forth a list and summary description of each employee benefit plan of Buyer which Buyer agrees shall be applicable to Transferred Employees, on the same terms and conditions as are applicable to other participants in such plans except as otherwise specifically provided below, for at least the 180-day period immediately following the Closing Date. For purposes of clarification, all employees appearing on SCHEDULE 5.1(a) who are on Disability on the Closing Date, and such other employees who are hired by the Business between the date hereof and the Closing Date who are on Disability on the Closing

Date, shall be deemed Transferred Employees unless and until such employees qualify for long-term disability benefits without any intervening period of active service as an employee of Buyer after the Closing Date. If any such employee so qualifies for long-term disability benefits without any intervening period of active service with Buyer, Seller will reimburse Buyer in an amount equal to all salaries, wages and other benefits that Buyer paid such employee for the period from the Closing Date until the date on which such employee qualifies to receive long-term disability benefits. Upon such qualification for long-term disability, any such employee shall be deemed for purposes herein to be a Nontransferred Employee (as defined below). All disability benefits payable pursuant to this SECTION 5.1 shall be determined and payable in accordance with the terms of Seller's applicable disability plan.

    5.2  EMPLOYEE BENEFIT TRANSITION.  With respect to each Transferred
Employee:

    (a) Except as otherwise specifically provided herein, Buyer shall be responsible for all claims, liabilities and obligations arising from or otherwise relating to the employment and/or termination of employment on or after the Closing Date of any Transferred Employee. Employees of the Business who are on long-term disability at the Closing Date shall remain employees of Seller and are collectively referred to herein as "Nontransferred Employees." Buyer shall have no liability or obligation with respect to any Nontransferred Employees, which liabilities and obligations shall be borne by Seller. Buyer also shall have no liability or obligation with respect to employees of Seller who decline Buyer's offer of employment pursuant to SECTION 5.1 above, PROVIDED such offer is made by Buyer consistent with the terms of this ARTICLE V.

    (b) Buyer shall waive pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any group health or life insurance plan maintained or sponsored by or contributed to by Buyer for Transferred Employees as of the Closing Date. In the event that Buyer shall, within sixty (60) days following the Closing Date, identify (or cause its group health plan administrator to identify) to Seller in writing one or more Transferred Employees or their eligible dependents whose health claims relate to a medical condition that existed prior to the Closing Date and are reasonably expected to exceed $25,000 per individual, then Seller shall reimburse Buyer for one-half of any health benefits paid or payable to such Transferred Employee under the Buyer's group health plan during the ninety
(90) day period immediately following the Closing Date; PROVIDED, HOWEVER, that in no event shall Seller be required to pay more than $75,000 with respect to claims filed by any individual Transferred Employee or $150,000 in the aggregate with respect to any and all such claims.

    (c) Seller's plans shall be responsible for any health and accident claims of Transferred Employees and their eligible dependents to the extent such claims are incurred prior to the Closing Date, PROVIDED that such claims are submitted to Seller on or prior to the date that is six months following the Closing Date. Buyer's plans shall assume responsibility for all other health and accident claims relating to Transferred Employees. Buyer agrees that it will not disclose to any Transferred Employees the foregoing six-month cut-off date for claims incurred prior to the Closing Date or take any action to encourage or induce Transferred Employees to file any such claims. For purposes of this
SECTION 5.2(c), a health or accident claim shall be deemed to have been incurred when the services relating to the event or condition that is the subject of the claim are performed or the supplies relating to any such event are furnished.

    (d) With respect to pension, savings, severance, vacation, health and welfare, disability benefits, executive compensation, incentive and bonus arrangements, Buyer shall recognize the service of any Transferred Employee with Seller for purposes of participation and vesting, but not for purposes of benefit accrual, under its employee benefit plans and compensation arrangements.

    (e) With respect to all post-Closing Date employment tax reporting responsibilities, and for no other employment tax purpose, Buyer shall treat all Transferred Employees as if they had been employed by Buyer as of January 1, 1996. In addition, Buyer and Seller hereby agree to follow the alternative procedure for employment tax reporting as provided in Section 5 of Rev. Proc. 84-77, 1984-2 C.B. 753. Thus, Seller shall have no employment tax reporting responsibilities for such Transferred Employees after the Closing Date.

    (f) At a minimum, Buyer shall pay severance benefits (as defined in the following sentence) to any salaried Transferred Employee who is involuntarily terminated by Buyer during the 180-day period after the Closing Date (a "TERMINATED EMPLOYEE") in accordance with Seller's severance plans; in addition, for the duration of any such Terminated Employee's inactive service period, Buyer shall continue to provide retirement, medical, dental and life insurance benefits to such Terminated Employee on at least the same basis as if he/she were actively employed by Buyer in the Business. For purposes of the preceding sentence, the term "severance benefits" shall be limited to those severance payments calculated and payable in accordance with "The Quaker Severance Pay Plan" effective as of March 1, 1994 (the "PLAN"), a copy of which is attached to SCHEDULE 5.2(f), and the term "inactive service period" shall have the meaning specified in the Plan. In addition, any Terminated Employee who meets the requirements of paragraphs 5(b)(2) and 5(b)(3) of the Plan and paragraph (q) of subsection C-4 of The Quaker Retirement Plan (a copy of which is attached to SCHEDULE 5.2(f)) (hereinafter, a "QUALIFIED TERMINATED EMPLOYEE") shall be eligible to have those provisions applied to them at Seller's cost (and Buyer shall have no obligation to provide such benefits), subject to and in accordance with the terms thereof, and subject to the last sentence of this SECTION 5.2(f). Thereafter, Buyer shall pay severance benefits to any Transferred Employee who is involuntarily terminated by Buyer in accordance with Buyer's severance plans. Notwithstanding the foregoing, in the event Buyer terminates the employment of one or more salaried Transferred Employees during the 90-day period immediately following the Closing Date, Seller agrees to reimburse Buyer for one-half of the aggregate amount of the severance payments and other welfare benefits paid by Buyer to or for the benefit of such terminated Transferred Employees; PROVIDED, HOWEVER, that in no event shall Seller's obligation to reimburse Buyer for such severance payments and welfare benefits exceed an aggregate of $250,000. Notwithstanding the foregoing, Seller's reimbursement obligations pursuant to the preceding sentence shall be reduced by $125,000 for each Qualified Terminated Employee who is terminated during the 180 day period following the Closing Date. In the event one or more Qualified Terminated Employees is so terminated, Buyer shall within five (5) Business Days remit to Seller with respect to each such terminated employee the sum of $125,000 (not to exceed in the aggregate $250,000) or such lesser amounts as have previously been paid by Seller pursuant to the foregoing reimbursement obligations.

    5.3  COBRA.    Seller will be responsible for satisfying obligations under
Section 601 ET SEQ. of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 4980B of the United States Internal Revenue Code, as amended (the "Code") to provide continuation coverage to or with respect to any Transferred Employee in accordance with law with respect to any "qualifying event" occurring on or before the Closing Date. Buyer will be responsible for satisfying obligations under Section 601 ET SEQ. of ERISA and Section 4980B of the Code, to provide continuation coverage to or with respect to any Transferred Employee in accordance with law with respect to any "qualifying event" which occurs following the Closing Date.

    5.4  VACATION.    As of the Closing Date, Buyer will assume obligations of
Seller to Transferred Employees for any vacation entitlement and vacation pay entitlement. Buyer shall provide vacation benefits to Transferred Employees in accordance with SECTION 5.1.

    5.5 QUALIFIED PLANS. Prior to the Closing Date, Transferred Employees are covered under one or more pension plans for salaried and hourly employees consisting of defined benefit plans and defined contribution plans ("Seller's Qualified Plans"). Buyer maintains a defined contribution plan ("Buyer's Qualified Plan"). Buyer agrees that Buyer's Qualified Plan will accept rollovers (including direct rollovers pursuant to Section 401(a)(31) of the Code) by any Transferred Employee of any "eligible rollover distribution" (within the meaning of Section 401(a)(31) of the Code) from any of Seller's Qualified Plans at any time after the Closing, subject to Seller providing Buyer with satisfactory evidence that the distributing plan meets the requirements for qualification under Section 401(a) of the Code. In the case of a direct rollover, Buyer shall provide the distributing plan with satisfactory evidence that Buyer's Qualified Plan meets the requirements for qualification under Section 401(a) of the Code. Except as provided above, Buyer and Buyer's Qualified Plan shall assume no responsibility for accrued benefits or accounts under Seller's Qualified Plans.

    5.6 DISABILITY. Subject to SECTION 5.1, Seller shall retain responsibility for all disability benefits payable on or after the Closing Date with respect to all Nontransferred Employees and any Transferred Employees who are on Disability on the Closing Date who subsequently qualify for long-term disability benefits without any intervening period of active service as an employee of Buyer. Buyer shall be responsible for all disability benefits payable on or after the Closing Date with respect to all other Transferred Employees. All benefits payable pursuant to this SECTION 5.6 shall be determined and payable in accordance with SECTION 5.1.

    5.7 WORKERS' COMPENSATION. Seller shall be responsible for all workers' compensation claims, occupational disease claims and employer liability claims for Transferred Employees, whether reported or unreported on the Closing Date, that relate to events occurring prior to the Closing Date, except that Buyer agrees (i) to be responsible for any such claims to the extent that the event giving rise to the injury or disease is not reported to Seller or Seller's workers' compensation carrier on or prior to the date that is six months following the Closing Date, and (ii) that Seller shall have no responsibility for cumulative trauma-type claims (e.g., carpal tunnel syndrome) that are unfiled as of the Closing Date. Subject to the preceding sentence, Buyer shall be responsible for all workers' compensation claims, occupational disease claims and employer liability claims for Transferred Employees. Buyer agrees that it will not disclose to any Transferred Employee the six month cut-off date for claims that relate to events occurring prior to the Closing Date or take any action to encourage or induce Transferred Employees to file any such claims.

    5.8  NO THIRD PARTY BENEFICIARIES.    Neither Buyer nor Seller intend this
ARTICLE V to create any rights or interest, except as between Buyer and Seller, and no present or future employees of either party (or any dependents of such employees) will be treated as third party beneficiaries in or under this Agreement.

    5.9  DOCUMENTS AND FORMS.    Seller and Buyer agree to use their reasonable
efforts to execute all necessary documents, file all required forms with any governmental agencies and to undertake all actions that may be necessary or desirable to implement expeditiously any actions contemplated in this ARTICLE V.

                                      ARTICLE VI
                          CONDITIONS TO BUYER'S OBLIGATIONS

The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by Buyer:


    6.1  PERFORMANCE OF AGREEMENTS; OFFICERS' CERTIFICATE.


              a. Seller shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.


              b. Seller shall have delivered to Buyer a certificate of Seller's President or any Vice President of Seller dated the Closing Date and certifying the fulfillment of the conditions set forth in this SECTION 6.1.


    6.2 ANTITRUST. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and any other applicable antitrust laws and regulations shall have expired or been terminated.


    6.3 NO PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, or by any governmental or regulatory body, nor shall any statute, rule, regulation or executive order have been promulgated or enacted by any governmental authority which prevents the consummation of the transactions contemplated in this Agreement.


    6.4 CLOSING DELIVERIES. Seller shall have tendered delivery to Buyer of all deliveries to be made to it pursuant to SECTION 1.8.

    6.5 SECRETARY'S CERTIFICATE. Seller shall have delivered to Buyer a certificate of a Secretary or Assistant Secretary certifying (i) resolutions of its Board of Directors approving this Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officers and other authorized representatives signing on its behalf) and (ii) its certificate of incorporation and by-laws, in each case as amended or restated.

                                     ARTICLE VII
                          CONDITIONS TO SELLER'S OBLIGATIONS


    The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in whole or in part by Seller:


    7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS; OFFICER'S CERTIFICATE.


         a. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date (except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated).


         b. Buyer shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.


         c. Buyer shall have delivered to Seller a certificate of its President or any Vice President dated the Closing Date and certifying the fulfillment of the conditions set forth in this SECTION 7.1.


    7.2 ANTITRUST. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and any other applicable antitrust laws and regulations shall have expired or been terminated.


    7.3 NO PROCEEDING OR LITIGATION. No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, or by any governmental or regulatory body, nor shall any statute, rule, regulation or executive order have been promulgated or enacted by any governmental authority, which prevents the consummation of the transactions contemplated in this Agreement.


    7.4 CLOSING DELIVERIES. Buyer shall have tendered delivery to Seller of all deliveries to be made to it pursuant to SECTION 1.9.


    7.5 SECRETARY'S CERTIFICATE. Buyer shall have delivered to Seller a certificate of Buyer's Secretary or Assistant Secretary certifying (i) resolutions of the Board of Directors of Buyer approving the Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officers and other authorized representatives signing on behalf of Buyer) and (ii) the certificate of incorporation and by-laws of Buyer, in each case as amended or restated.

                                     ARTICLE VIII
                                   INDEMNIFICATION

    8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND OBLIGATIONS. The representations and warranties of Seller in ARTICLE II and of Buyer in ARTICLE III and all other obligations of the parties hereunder, shall survive the Closing and shall continue in effect in accordance with their respective terms; PROVIDED, HOWEVER, that the representations and warranties of Seller in ARTICLE II and of Buyer in ARTICLE III shall expire on the second anniversary of the Closing Date (except for representations and warranties relating to litigation under SECTION 2.5, representations and warranties relating to environmental matters under SECTION 2.10, representations and warranties relating to compliance with laws under SECTION 2.14, and representations and warranties relating to intellectual property under SECTION 2.18, each of which shall remain in effect until the third anniversary of the Closing Date), and thereafter, except as provided in the next succeeding sentence, no claim may be brought for a breach of a representation or warranty in ARTICLE II or ARTICLE III after the applicable expiration date set forth above. If written notice of a claim for breach of a representation or warranty has been given by a party prior to the applicable expiration date, then the relevant representation, warranty or other obligation shall survive as to such claim until the claim has been finally resolved; PROVIDED, HOWEVER, that proceedings to enforce such claim are commenced within six (6) months following the date on which such written notice is first provided hereunder. In the event that, from the date hereof through the Closing, there shall occur any changes in the Acquired Assets, liabilities, operations or financial condition of the Business, which may include Pre-Closing Matters (excluding the financial condition of the Celeste portion of the Business) which have been or would be materially adverse to the Business taken as a whole, whether such changes occur through breaches of the representations and warranties contained herein or otherwise (a "Material Adverse Change"), Buyer shall have the right to terminate this Agreement in accordance with SECTION 9.1 upon providing ten (10) business days' written notice to Seller, during which period Seller may cure (or, if not curable within ten (10) business days, commence the cure of) such Material Adverse Change. In the event Seller cures such Material Adverse Change within such ten (10) business day period or, if such Material Adverse Change cannot be cured within such ten (10) business day period, within sixty (60) business days after Seller's receipt of Buyer's termination notice (and in either case on or before September 30, 1996), then Buyer's termination notice shall have no force and effect as to the Material Adverse Change so cured.

    8.2  INDEMNIFICATION BY SELLER.  Except as otherwise limited by this
ARTICLE VIII, Buyer and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Seller from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal costs and expenses) actually suffered or incurred by it (hereinafter a "BUYER LOSS"), actually arising out of or resulting from:


         a. the breach of any representation or warranty by Seller contained herein, including with respect to any Pre-Closing Matter (as defined in SECTION 9.18), to the extent the existence of such Pre-Closing Matter results in a violation of ARTICLE II;


         b. the breach of any covenant or agreement by Seller contained herein or in any document delivered hereunder at the Closing;


         c. the failure of Seller to pay or otherwise discharge the Excluded Liabilities;


         d. any violation by Seller of, or failure by Seller to comply with, the bulk transfer laws of any state or the fraudulent conveyance or preferential transfer laws of the United States or any state;


         e. the failure of Seller to comply with the Worker Adjustment and Retraining Notification Act with respect to the termination of any employees of the Business prior to the Closing Date;


         f. any mechanic's liens made or asserted against the Acquired Assets with respect to the goods furnished or services rendered prior to the Closing Date and any Taxes Not

Yet Due and Payable applicable to periods prior to the Closing Date that have not been prorated pursuant to SECTION 1.10; and


         g. except as otherwise provided in this Agreement, and without limiting the foregoing, all claims, actions, suits, proceedings (including arbitration and alternative dispute resolution proceedings) pending or threatened against or with respect to the Business or the Acquired Assets prior to the Closing Date.


Buyer agrees that prior to taking any action which reasonably could result in the assertion by Buyer of a claim for indemnification in respect of environmental matters hereunder, it promptly shall notify Seller of its intention to take such action, shall consult with Seller as to the necessity thereof and the most cost-efficient manner to implement the action proposed to be taken, and shall not implement any such remedial or other measures without the prior written consent of Seller (such consent not unreasonably to be withheld or delayed). Buyer further agrees to provide Seller with copies of all written reports, opinions, appraisals, findings, results and surveys (collectively, "Reports") prepared by, and reasonable access to, any environmental consultant, engineer or appraiser engaged by Buyer to permit Seller (and its agents and representatives) to reasonably monitor any proposed treatment of environmental matters. Seller agrees to maintain the confidentiality of all Reports in the manner and to the extent set forth in
SECTION 4.1(a).


    8.3 INDEMNIFICATION BY BUYER. Except as otherwise limited by this ARTICLE VIII, Seller and its officers, directors, employees, agents, successors, assigns and employee plans (and plan trustees, fiduciaries and administrators) shall be indemnified and held harmless by Buyer from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal costs and expenses) actually suffered or incurred by it (hereinafter a "SELLER LOSS"), actually arising out of or resulting from:


         a. the breach of any representation or warranty by Buyer contained herein;


         b. the breach of any covenant or agreement by Buyer contained herein or in any document delivered hereunder at the Closing;


         c. the failure of Buyer to pay or otherwise discharge the Assumed Liabilities or any other liability or obligations incurred by Buyer in connection with the Acquired Assets or its operation of the Business from and after the Closing Date;

         d. the use, operation, ownership or control of any of the Acquired Assets or the operation of the Business on or after the Closing Date;


         e. the failure of Buyer to comply with the Worker Adjustment and Retraining Notification Act with respect to the termination of any employees (including Transferred Employees) on or after the Closing Date; or


         f. any claim related to the rights of a Transferred Employee (or dependent) to continuation coverage under Section 4980B of the Code or Section 601 ET SEQ. of ERISA, which arises due to or in connection with a qualifying event that occurs after the Closing Date.


    8.4  INDEMNIFICATION PROCEDURES.


         a. For the purposes of this SECTION 8.4, the term "INDEMNITEE" shall refer to the person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of SECTION 8.2 or 8.3, as the case may be; the term "INDEMNITOR" shall refer to the person having the obligation to indemnify pursuant to such provisions; and "LOSSES" shall refer to "Seller Losses" or "Buyer Losses", as the case may be.


         b. An Indemnitee shall give written notice (a "NOTICE OF CLAIM") to the Indemnitor within ten (10) business days after the Indemnitee has knowledge of any claim (including a Third Party Claim, as hereinafter defined) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent Indemnitor can demonstrate such failure materially prejudiced such Indemnitor's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the Loss, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.


         c.   The obligations and liabilities of an Indemnitor under this
ARTICLE VIII with respect to losses arising from claims of any third party that are subject to the indemnification provisions provided for in this ARTICLE VIII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: The Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that it shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives prompt notice of its intention to do so to the Indemnitee and confirms that the Third Party Claim is one with respect to which the Indemnitor is obligated to indemnify. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor and the Indemnitee may participate by its own counsel and at its own expense in defense of such Third Party Claim. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee and the Indemnitor may participate by its own counsel and at its own expense in the defense of such third party action. Except for the settlement of a Third Party Claim which involves the payment of money only, no Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. Similarly, no Third Party Claim may be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.


    8.5 LIMITS ON INDEMNIFICATION. No claim may be made against Seller for indemnification hereunder for a breach of any representation or warranty contained herein unless and only to the extent the aggregate of all losses incurred which are related to a breach of any representations or warranties exceed $4,000,000 (the "BASKET") and then only with respect to that portion of such losses which exceed the Basket. Notwithstanding the foregoing, Buyer and Seller agree that any breach of the representations and warranties set forth in
SECTION 2.11 which constitutes a Pre-Closing Matter shall not be subject to the Basket. Seller shall not be required to indemnify Buyer for any such losses which in the aggregate exceed twenty percent (20%) of the Purchase Price. No claim may be made against Buyer for indemnification hereunder for a breach of any representation or warranty contained herein unless and only to the extent the aggregate of all losses incurred which are related to a breach of any representations or warranties exceed the Basket and then only with respect to that portion of such losses which exceed the Basket. Buyer shall not be required to indemnify Seller for any such losses which in the aggregate exceed ten percent (10%) of the Purchase Price. Notwithstanding the preceding two sentences or any other provision of this Agreement, if after July 31, 1996 all closing conditions set forth in ARTICLES VI and VII (other than SECTION 7.1(a) solely as it relates to the representations and warranties of Buyer set forth in
SECTION 3.7) shall have been satisfied or waived (it being acknowledged that all conditions to Closing are not satisfied in the event of an uncured Material Adverse Change), and the Closing has failed to occur within three days after all such conditions have been satisfied or waived due to Buyer's inability or unwillingness to secure financing commensurate with SECTION 3.7 (hereinafter, a "FINANCING BREACH") (i) Buyer shall upon demand pay to Seller a break-up fee of $2,500,000 (the "BREAK-UP FEE"), (ii) Seller shall have the right to immediately terminate this Agreement upon providing written notice of termination to Buyer, and (iii)
Buyer shall indemnify Seller for any Seller Losses (including, without limitation, losses based upon a subsequent sale of the Business at a reduced purchase price) not to exceed $2,500,000 resulting from such Financing Breach (against which the Break-up Fee shall not be credited), which Seller Losses shall not be subject to the Basket. In the event Seller chooses not to terminate this Agreement pursuant to the preceding sentence and Buyer subsequently acquires the Business pursuant to and in accordance with the terms of this Agreement, any Break-Up Fee previously paid to Seller shall be credited against the Purchase Price.


    8.6 ADJUSTMENT OF LIABILITY. Any indemnifiable Seller Loss or Buyer Loss, as the case may be, shall be reduced by any tax benefit accruing to the indemnified party on account of the indemnification payment and by the amounts actually recovered by the indemnified party from its insurance carriers in respect of such loss and any amounts recovered by such party subsequent to the payment by the indemnifying party hereunder with respect to the same claim shall be remitted to such indemnifying party, except that such remittance shall not exceed the amount of the indemnification payment made by such indemnifying party.


    8.7 EXCLUSIVE REMEDY. From and after the Closing, except in the case of fraud by a party hereto, neither party hereto shall be liable or responsible in any manner whatsoever to the other party, whether for indemnification or otherwise, except for indemnity as expressly provided in this ARTICLE VIII, which provides the exclusive remedy and cause of action of the parties hereto with respect to any matter arising out of or in connection with this Agreement or any Schedule or Exhibit hereto or any opinion or certificate delivered in connection herewith. After the Closing, Buyer shall not be entitled to a rescission of the sale of the Acquired Assets except in the case of fraud by Seller. Buyer hereby waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against Seller or any of Seller's successors or assigns or any controlling person or other affiliate of Seller, under CERCLA, common law, or any similar Federal, state or local law or regulation now existing or hereafter enacted which seeks to allocate liabilities between Buyer and Seller in a different manner than as expressly set forth in this Agreement.


    8.8 NO SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES. The obligations of Seller in respect of a claim for indemnification under this ARTICLE VIII shall not include any special, exemplary or punitive damages except in cases of fraud by Seller. Seller and Buyer agree that their respective rights and obligations in respect of environmental matters as provided in this Agreement shall supersede any such rights and obligations either may have under any existing or future law. With respect to environmental matters, Seller will not be liable for the costs of remedial or other actions more extensive than those required under applicable Environmental Laws in effect on the date hereof. Except for any environmental losses or environmental expenses for which the Seller is required to indemnify and hold harmless the Buyer in accordance with this ARTICLE VIII, Buyer releases Seller from any and all environmental losses and environmental expenses arising in connection with the Business.

                                      ARTICLE IX
                                    MISCELLANEOUS


    9.1 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:


         a.   by mutual written consent of Buyer and Seller; or


         b. if the Closing shall not have occurred by September 30, 1996, PROVIDED however, that the right to terminate this Agreement under this SECTION 9.1(b) shall not be available to any party whose failure to perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;


         c.   by Buyer, as provided in SECTION 8.1; or


         d.   by Seller, as provided in SECTION 8.5.



In the event of termination of this Agreement by either or both of the parties pursuant to this SECTION 9.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and (if such termination is properly made in accordance with the terms hereof) this Agreement shall forthwith become void and there shall be no liability on the part of the parties hereto (or their respective officers, directors or affiliates) except (a) as set forth in SECTION 9.2 hereof and (b) nothing herein shall relieve either party from liability for any breach hereof.


    9.2 EXPENSES. All filing fees incurred, or to be incurred, in connection with filings under the HSR Act and any other applicable antitrust laws and regulations shall be the sole responsibility of Buyer. Except as otherwise provided in this SECTION 9.2, all other costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.


    9.3 WAIVER. The accuracy of any representation or warranty, the performance of any covenant or agreement or the fulfillment of any condition of this Agreement by Buyer on the one hand or Seller on the other, may be expressly waived in writing by Buyer or Seller, as appropriate. Any waiver hereunder shall be effective only in the specific instance and for the purpose for which given. No failure or delay on the part of Buyer or Seller in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.


    9.4 CONSENTS. Whenever this Agreement requires a permit or consent by or on behalf of either party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in SECTION 9.3.


    9.5 ASSIGNMENT; PARTIES IN INTEREST. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations herein shall be assigned, including by operation of law or otherwise, by any party hereto without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may assign or delegate its rights, obligations or liabilites under this Agreement in whole or in part (i) to a subsidiary of Buyer, so long as Buyer shall remain fully liable for the fulfillment of all such obligations and liabilites, and (ii) as security to its lenders if so requested, so long as Buyer remains fully liable for the fulfillment of all such obligations and liabilities.


    9.6 FURTHER ASSURANCES. Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of any other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement. Buyer further agrees to cooperate with Seller's efforts to prosecute lawsuits, arbitrations, settlement conferences and other procedures related to Seller's purchase of waffle-making equipment (the "FRANZ HAAS EQUIPMENT") from Franz Haas Machinery of America, Inc., including without limitation, by (i) making available to Seller from time to time such books, records and other documents regarding the Franz Haas Equipment as Seller reasonably requests, (ii) providing Seller with access to the Franz Haas Equipment, and (iii) making employees of the Business available to Seller in connection with any such proceedings.


    9.7 ENTIRE AGREEMENT. This Agreement and the Schedules, the Confidentiality Agreement and the other agreements and writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement supersede all prior agreements relating to the transactions contemplated hereunder.


    9.8 AMENDMENT. This Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by the parties hereto or by their duly appointed representatives or successors.


    9.9 LIMITATIONS ON RIGHTS OF THIRD PARTIES. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than Buyer and Seller any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.


    9.10 CAPTIONS, GENDER AND "PERSON". The captions in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.


    9.11 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. A facsimile copy of a signature hereto shall be fully effective as if an original.


    9.12 NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given if personally delivered or telecopied or on the date of receipt indicated on the return receipt if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

              a.   If to Seller:

                      The Quaker Oats Company
                      P.O. Box 9001
                      Chicago, Illinois  60604-9001
                      Telecopy Number:  312-222-8315
                      Attention:  Vice President and
                         General Corporate Counsel



              b.   If to Buyer:

                      Van de Kamp's, Inc.
                      1000 St. Louis Union Station
                      Suite 200
                      Saint Louis, Missouri 63103
                      Telefax:  314-632-5690
                      Attention:  President



with copy to:

                      Van de Kamp's, Inc.
                      801 Montgomery Street
                      Suite 400
                      San Francisco, CA 94133
                      Telefax:  415-982-3023
                      Attention:  Ian R. Wilson


or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.


    9.13 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois without regard to its provisions concerning conflicts or choice of law. The parties consent to the exclusive jurisdiction of the courts situated in Illinois for the resolution of any disputes as to the construction of this Agreement.


    9.14 BULK SALES LAW. Buyer waives compliance by Seller with the provision of any applicable bulk sales laws. Seller shall promptly pay and discharge when due or contest or litigate all claims of creditors that are asserted against Buyer by reason of non-compliance with such laws, except with respect to any such claims that relate to the Assumed Liabilities.


    9.15 TRANSFER TAXES, SURVEY AND TITLE POLICY. All excise, sales, value added, use, registration, stamp, transfer and similar taxes, levies, charges and fees (including all real estate transfer taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be shared equally, whether imposed by law on Seller or Buyer. Buyer and Seller shall cooperate in providing each other appropriate resale exemption certificates and other appropriate tax documentation. Buyer and Seller also agree to share equally all fees and costs related to the Title Policy and the Survey.


    9.16 KNOWLEDGE OF SELLER. As used in this Agreement, "knowledge of Seller", to "Seller's knowledge" or words of similar import shall mean the actual knowledge, after due inquiry, as of the date of this Agreement of those persons listed in SCHEDULE 9.16.


    9.17 PUBLIC ANNOUNCEMENTS. All public announcements relating to this Agreement or the transactions contemplated hereby shall be made at such time and in such manner as the parties hereto shall mutually agree, except that nothing in this Agreement shall prevent a party hereto from making any disclosure in connection with the transactions contemplated by this Agreement to the extent required by law or to the extent required by any securities exchange on which a party has listed its securities, PROVIDED that prior notice of any such disclosure is given to the other party.


    9.18 SCHEDULES. All the Schedules and Exhibits referred to in this Agreement are attached hereto and made a part of this Agreement. Any item disclosed in the Schedules or in any of the Exhibits attached hereto, under any specific Section or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every Section of this Agreement in respect of which such disclosure is permitted or required. In no event shall Seller have any liability by virtue of its failure to disclose in response to any Section of this Agreement items which are disclosed herein in response to another Section of this Agreement. Seller shall promptly, by notice in accordance with this Agreement, supplement or amend any Schedule to this Agreement to include any matters (i) which, if existing or occurring before or at the date of this Agreement, would have been required to be set forth or described in the Schedules, and (ii) any matters hereafter arising prior to the Closing which, if existing or occurring before or at the date of this Agreement, would have been required to be set forth or described in the Schedules, it being hereby agreed and understood that any such amendment or supplement to any schedule to this Agreement shall not operate to cure any prior breach by Seller of any representation or warranty to which such amended or supplemented schedule relates. Any such matters which either are or should be disclosed in an amended schedule to ARTICLE II of the Agreement are herein referred to as "Pre-Closing Matters".


    9.19 SEVERABILITY. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of such law. In the event that any part, section, paragraph or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the balance of this Agreement shall continue in full force and effect unless the severance of the portion thus held unenforceable would unreasonably frustrate the commercial purposes of this Agreement.


    9.20 REVIEW OF FINANCIAL STATEMENTS. Prior to Closing, Seller shall prepare a schedule which reconciles the Financial Statements with the underlying books and records of the Seller and lists all differences or adjustments within the reconciliation (the "RECONCILIATION"). Seller shall deliver the Reconciliation to Buyer no later than twenty (20) days after the date of this Agreement. Buyer and Seller shall meet to discuss Seller's methodology used to prepare the Reconciliation. Prior to Closing, Buyer shall review the Reconciliation to ascertain that the Reconciliation (i) agrees to the Financial Statements, and (ii) agrees to and was derived from the underlying books and records of Seller. Any differences or adjustments which relate to errors made by Seller in connection with preparation of the Financial Statements must be disclosed in writing by Seller to Buyer prior to the Closing and shall be deemed a breach of the representations and warranties set forth in SECTION 2.11 constituting a Pre-Closing Matter for purposes of the second sentence of SECTION
8.5. Seller shall provide Buyer or Buyer's accountants reasonable access to the underlying books and records of Seller to allow Buyer, with Seller's assistance, to review the Reconciliation. Nothing contained or provided for in this SECTION
9.20 other than Seller's obligations to observe its covenants set forth in this
SECTION 9.20 shall be deemed a condition to Closing.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

                               THE QUAKER OATS COMPANY


                               By:
                                     -----------------------
                               Name:
                               Title:

                               VAN DE KAMP'S, INC.


                               By:
                                     ------------------------
                               Name:
                               Title:

The following list briefly identifies the contents of the Schedules and certain Exhibits to the Asset Purchase and Sale Agreement (the "Agreement"), dated as of May 15, 1996, between Van de Kamp's, Inc. ("BUYER") and The Quaker Oats Company ("SELLER"). In accordance with Regulation S-K under the Securities Act of 1933 the actual Schedules and certain Exhibits have not been filed with the Securities and Exchange Commission (the "COMMISSION"). The Company hereby agrees to furnish supplementally a copy of any omitted Schedule and Exhibit to the Commission upon request. The Exhibits which are included in this filing are in the form as executed on July 9, 1996.


1.   SCHEDULE 1.1(a) contains a legal description of real property acquired.

2.   SCHEDULE 1.1(b) contains a list of certain equipment acquired.

3.   SCHEDULE 1.1(c) contains a list of certain vehicles acquired.

4.   SCHEDULE 1.1(d) contains a list of certain inventory acquired.

5. SCHEDULE 1.1(xiii) contains a description of certain claims of Seller against third parties.

6.   SCHEDULE 1.2(e) contains a summary of certain trade deals of Seller.

7. SCHEDULE 1.2(f) contains a summary list of certain coupons issued by Seller.

8. SCHEDULE 1.3 contains certain payment account information and wire instructions.

9. SCHEDULE 1.4(a) contains certain inventory calculation principles and procedures.

10. SCHEDULE 1.7 contains the parties' agreement as to allocation of purchase price.

11.  SCHEDULE 1.11 contains a list of certain contracts of Seller.

12. SCHEDULE 2.4 contains a summary of certain contraventions, conflicts, violations, consents etc. arising from Seller's consummation of transactions at issue.

13. SCHEDULE 2.5 contains a list of certain claims, actions, suits, proceedings, arbitrations, or litigations of Seller pending at the Closing Date.

14. SCHEDULE 2.6(a) attaches a survey of certain real property and certain disclosures relating thereto.

15. SCHEDULE 2.7(a) contains a list of certain material assets, properties and rights used in the Business (as defined).

16. SCHEDULE 2.7(b) contains a list of certain physical assets not located on the real property acquired.

17. SCHEDULE 2.10 contains exceptions to Seller's environmental representations.

18. SCHEDULE 2.11 attaches certain financial statements and exceptions to Seller's financial statement representations.

19.  SCHEDULE 2.12(a) contains a list of certain contracts assumed by Buyer.

20. SCHEDULE 2.12(b) contains exceptions to Seller's representations with respect to certain material contracts.

21. SCHEDULE 2.13 contains certain changes to the Business since December 31, 1995.

22. SCHEDULE 2.14 contains exceptions to Seller's representations as to its compliance with laws.

23. SCHEDULE 2.15 contains a list of property damage and personal injury claims against Seller.

24.  SCHEDULE 2.16 contains a list of certain employee benefit plans of Seller.

25.  SCHEDULE 2.17 contains a summary of certain labor matters.

26.  SCHEDULE 2.18(a) contains a list of intellectual property acquired.

27. Schedule 2.18(b) summarizes certain claims, infringements etc. with respect to the intellectual property.

28. SCHEDULE 3.4 contains a summary of certain contraventions, conflicts, violations, consents etc. arising from Buyer's consummation of transactions at issue.

29. SCHEDULE 4.1(b) contains exceptions to Seller's conduct of business mandates prior to Closing.

30.  SCHEDULE 5.1(a) contains a list of certain employees of Seller.

31. SCHEDULE 5.1(b) sets forth a list and summary of certain employee benefit plans of Buyer.

32.  SCHEDULE 5.2(f) attaches "The Quaker Severance Pay Plan."

33. SCHEDULE 9.16 contains a list of certain persons comprising "knowledge of Seller."

34. EXHIBIT A contains a form of opinion of Seller's counsel regarding certain legal matters relating to Seller.

35. EXHIBIT B contains a form of Special Warranty Deed relating to Seller's Jackson, Tennessee property.

36. EXHIBIT C contains a form of Assignment relating to property to be conveyed to Buyer under the Agreement.

37. EXHIBIT D contains a form of Assignment of United States Trademarks relating to certain trademarks to be conveyed to Buyer pursuant to the Agreement.

38. EXHIBIT E contains a form of Assignment relating to patents to be conveyed to Buyer pursuant to the Agreement.

39. EXHIBIT F contains a form of General Assignment of Other Intellectual Property relating to certain intellectual property to be conveyed to Buyer pursuant to the Agreement.

40. EXHIBIT G contains a form of Bill of Sale relating to property to be conveyed to Buyer pursuant to the Agreement.

41. EXHIBIT I contains a form of Transition Services Agreement relating to services to be provided during a transitional period by Seller to Buyer.

42. EXHIBIT J contains a form of Interim Trademark and Trade Name License Agreement relating to certain intellectual property to be licensed to Buyer pursuant to the Agreement.

43.  SCHEDULES TO EXHIBIT L:

     (a) SCHEDULE 1 TO EXHIBIT L contains a description of the product subject of EXHIBIT L.

     (b) SCHEDULE 2 TO EXHIBIT L contains a list of assets not to be transferred to Buyer under the Agreement.

     (c) SCHEDULE 3 TO EXHIBIT L contains specifications relating to the product described in SCHEDULE 1 TO EXHIBIT L.

     (d) SCHEDULE 4 TO EXHIBIT L contains a computation of the price for the product described in SCHEDULE 1 TO EXHIBIT L.

44. EXHIBIT O contains a form of Title Commitment relating to the Seller's Jackson, Tennessee property.

45. EXHIBIT P contains a form of Assumption Agreement relating to certain liabilities and obligations to be assumed by Buyer pursuant to the Agreement.

46. EXHIBIT Q contains a form of opinion of Buyer's counsel regarding certain legal matters relating to Buyer.

47. EXHIBIT R contains excerpts from a marked-up survey of the Seller's Jackson, Tennessee property dated May 7, 1996, and shows exceptions to the Seller's title to the Jackson, Tennessee property to be cleared up prior to the closing of the transactions contemplated by the Agreement.

                                                                EXHIBIT H
                                                                TO EXHIBIT 2.1

                           TRADEMARK LICENSE AGREEMENT

This Agreement is made and entered into on this 9th day of July, 1996 by and between The Quaker Oats Company, a New Jersey corporation with its principal place of business at 321 North Clark Street, Chicago, Illinois 60610, The Quaker Oats Company of Canada Limited, an Ontario limited company with its principal place of business at Quaker Park, Hunter Street East, Peterborough, Ontario K9J 7B2 (to be referred to collectively or individually, as the context may require, as "Licensor") and Van de Kamp's, Inc., a Delaware corporation with its principal place of business at 1000 St. Louis Union Station, Suite 200, Saint Louis, Missouri 63103 (hereinafter "Licensee").

WHEREAS, Licensor and Licensee are parties to an Asset Purchase and Sale Agreement dated May 15, 1996, as supplemented by Supplement No. 1 thereto of even date herewith (the "Purchase Agreement") under which Licensee has purchased certain assets from Licensor and under which the parties have agreed that Licensee will be granted a license to use the trademarks listed on Exhibit A (the "Trademarks") in the Territory (as hereinafter defined) on certain products.

NOW, THEREFORE, in consideration of the rights and obligations set forth herein and in the Purchase Agreement, the adequacy of which is hereby acknowledged, the parties agree as follows:

     1.   GRANT OF RIGHTS.
          A. Licensor grants to Licensee the exclusive, royalty-free, perpetual right to use the Trademarks in those countries and jurisdictions in which they are respectively registered and in countries and jurisdictions to which the rights granted hereunder are extended pursuant to Paragraph 6 hereof (the "Territory") in connection with the manufacture and sale of the following frozen food products: waffles, pancakes, french toast, pancake batter, biscuits, muffins, strudel, croissants and all other frozen breakfast products, with the exception of frozen cereals (the "Licensed Products"). During the term of this Agreement, Licensor shall not manufacture or sell, or license another party to manufacture or sell, anywhere in the world, frozen products bearing the Aunt Jemima brand, including, without limitation, the Trademarks, provided, however, that Licensor may continue to use, for up to six months following the date hereof, the Trademarks on and in connection with frozen biscuits and frozen muffin batter which Licensor sells in the food service channel.
               Notwithstanding the foregoing, nothing herein shall prohibit or prevent Licensor from manufacturing or selling, or licensing another party to manufacture or sell, non-frozen products bearing the Aunt Jemima brand, including, without limitation, the Trademarks. The parties acknowledge that all rights, licenses and privileges not specifically granted herein are excluded from this Agreement.

          B. If, within five (5) years of the date of execution of this Agreement,

               (i) Licensor decides to offer for sale, by soliciting offers in a sale process, any or all of its remaining Aunt Jemima branded businesses (the "Branded Business"); and

               (ii) to the extent the Branded Businesses are being offered for sale with one or more non-Aunt Jemima branded businesses, and the Aunt Jemima Branded Businesses constitute 66-2/3% or more of the Net Sales (as that term is defined in Paragraph 9 hereof) of the business(es) Licensor is offering for sale at such time; then

               Licensor shall include Licensee in the sale process as a prospective buyer on the same terms and conditions as it includes other prospective buyers. Licensor, in its sole discretion, shall determine which offer, if any, it will accept in the sale process. Under no circumstances shall Licensor be obligated to accept any offer from Licensee. Licensee acknowledges and agrees that (a) Licensor is free to conduct the process leading up to a possible sale of its Branded Business as Licensor, in its sole discretion, determines (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to Licensee or any other person), (b) Licensor reserves the right, in Licensor's sole discretion, to change the procedures relating to Licensor's consideration of a sale of such business at any time without prior notice to Licensee or any other person, to reject any and all proposals made by Licensee with regard to any sale of the business, and to terminate discussions and negotiations with Licensee at any time and for any reason and (c) except for the obligations set forth in the first sentence of this paragraph, unless and until a written definitive agreement concerning the sale of such business has been executed, Licensor will have no liability to Licensee with respect to such business or the contemplated sale of such business, whether by virtue of this Agreement or any other written or oral expression with respect to any such sale or otherwise.

     2.   RESTRICTIONS ON AND COVENANTS OF LICENSOR.
          A. Subject to Paragraph 1A, Licensor shall be free to display the Trademarks on or in relation to any of its products in such forms or manners as Licensor may choose, provided that any such use shall be in accordance with prevailing community mores and standards of good taste.

          B. Licensor will use reasonable efforts to maintain in full force and effect any and all registrations of the Trademarks in jurisdictions or countries where Licensor is selling Aunt Jemima branded products. In jurisdictions or countries where Licensor is not selling Aunt Jemima branded products, Licensor will, at Licensee's request, assist Licensee, as reasonably necessary, to maintain registrations of the Trademarks, provided, however, that all costs associated with such maintenance shall be borne by Licensee. In all cases, registrations shall be made and maintained in the name of Licensor and all use of the Trademarks shall inure to the benefit of Licensor.

     3    QUALITY CONTROL.
          A. It is acknowledged that the Trademarks indicate to the public that products sold under the Trademarks are of a commercially consistent quality and standard. Licensee shall manufacture the Licensed Products in accordance with written formulae and specifications which have been approved by Licensor (together, the "Specifications"), such approval not to be unreasonably withheld or delayed.
               Subject to the provisions of this Paragraph 3A, Licensee shall have the right to modify the Specifications of existing Licensed Products, or to create formulae and specifications for new product offerings within the definition of the Licensed Products, so long as such modifications are not likely to have a material adverse effect on the quality of the Licensed Products and so long as such modifications to existing Specifications and the creation of new formulae and specifications do not have a material adverse effect on the reputation of the Trademarks (collectively, an "Adverse Effect"). Licensee shall notify Licensor of proposed modifications to existing Specifications and of the creation of new formulae and specifications, provided, however, that Licensee need only notify Licensor of modifications to existing Specifications if such modifications necessitate a change to Licensee's packaging or ingredient labeling. If, in the reasonable judgment of Licensor, such modified or newly created formulae and specifications would be likely to have an Adverse Effect, Licensor shall, within thirty (30) days after receiving such notice from Licensee, notify Licensee of any objection to the modified or newly created formulae and specifications. Failure to respond within such time shall be deemed to constitute approval by Licensor. In the event of such notice, Licensor and Licensee shall attempt in good faith to reconcile their differences and to resolve the matter through discussion and negotiation. If, despite the parties' good faith attempts to resolve their differences, the matter remains unresolved forty-five (45) days after Licensor notifies Licensee of its objections, either party may submit the dispute to binding arbitration, which shall be conducted as provided in Paragraph 3B below. For purposes of this Agreement, "Specifications" shall refer only to specifications and formulae which have been approved for use by Licensor pursuant to the provisions of this Paragraph. Licensor expressly acknowledges and agrees that nothing in this Agreement gives Licensor any rights to or interest in the Specifications or any other proprietary materials owned by Licensee related to or used in connection with the Licensed Products and that all such information shall be considered confidential information subject to Paragraph 17.

          B. Licensee and Licensor agree that, in the event that there is a disagreement with regard to Paragraph 3A, Paragraph 4C or Paragraph 5B(iii), senior management of the parties will meet and negotiate in good faith in an attempt to resolve the dispute. In the event that the parties are unable to resolve the dispute within thirty (30) days from the date of written notice of disagreement, either party may submit the dispute to binding arbitration, which shall be conducted as follows: (i) the arbitration panel shall be composed of three arbitrators, one appointed by Licensee, one appointed by Licensor and one chosen by the arbitrators appointed by Licensor and Licensee, provided, however, the third arbitrator shall be an independent third party knowledgeable in marketing and food product sales and mutually satisfactory to Licensor and Licensee; (ii) the arbitrators, in conducting such arbitration, shall have access to all relevant documents and records of the parties; (iii) the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules) in effect on the date such arbitration is commenced and shall be final and binding on the parties; and (iv) unless otherwise agreed, all arbitration proceedings shall be conducted in New York City, New York in English. In the event a mutually satisfactory third arbitrator is not appointed within thirty (30) days of submission of a dispute to binding arbitration, appointment of the third arbitrator shall be as provided in the Rules, provided, however, that the third arbitrator so appointed shall be an independent third party knowledgeable in marketing and food product sales. Notwithstanding the foregoing, the arbitration panel shall have no power or authority to order the termination of the license or this Agreement for any reason whatsoever. If either party concludes in good faith that the quality of a product being sold by the other party bearing any of the Trademarks presents a material health hazard, such party shall have the right, notwithstanding the negotiation and arbitration provisions set forth above, to seek an injunction in a court of competent jurisdiction to cause the other party to cease manufacturing, sale or distribution of the offending product, or to recall already distributed product.

          C. Licensee covenants and agrees that the Licensed Products shall be manufactured and sold in conformance with the Specifications and with good manufacturing practices, as that term is used in the United States in 21 C.F.R. Section 110 and as defined elsewhere, where applicable, by law and that the Licensed Products shall be truthfully and not misleadingly described, labeled and advertised. Each Licensed Product shall comply in all material respects with the labeling, packaging, advertising and other relevant laws and regulations of all countries and jurisdictions into which the Licensed Products may be directed by, or with the authority of, Licensee.

          D. On January 31 and July 31 of each year, and at such other times as Licensor may reasonably request, Licensee agrees to submit to Licensor a representative sample of each of the Licensed Products for examination and testing, provided, however, that it shall not be considered a material breach of this Agreement if Licensee fails to submit such samples unless such failure continues ten
               (10) days following Licensor's request for such samples.

          E. Licensee shall permit Licensor or its authorized representatives to inspect, two (2) times per year (and such other number of times as Licensor may require if it has a reasonable basis to believe that such inspections are necessary for quality control) at any time during regular business hours, the relevant portion of the facilities where, and systems by which, Licensed Products are manufactured, packaged, shipped and/or held in order to verify that the Licensed Products are manufactured, packaged, shipped and held in compliance with this Agreement and with all applicable laws and regulations. Licensee may restrict access by Licensor's representatives to those areas of Licensee's facilities where the Licensed Products and ingredients and materials for the Licensed Products are manufactured, packaged, tested, shipped or stored.

          F. Within ten (10) business days after receipt thereof, Licensee shall notify Licensor of each consumer complaint that it receives alleging that a Licensed Product has caused adverse health effects or injury requiring treatment by a physician where such a complaint might reasonably result in a materially adverse effect on the Trademarks. Licensor and Licensee shall meet, upon the reasonable request by either party, to determine how consumer complaints will be handled or remedied. Licensee shall bear all of its costs and expenses associated with handling and/or remedying consumer complaints that arise in connection with the Licensed Products, provided, however, that nothing in this Paragraph shall relieve Licensee of its obligation to reimburse and/or indemnify Licensor for all costs or expenses borne by Licensor in connection with a Product Event or Third Party Action pursuant to Paragraphs 10 and 11. Licensee shall provide Licensor, no later than January 31 and July 31 of each year, with a report of all consumer complaints, litigation and unresolved complaints regarding the Licensed Products during the preceding two calendar quarters and shall provide such reports at such other times as reasonably requested by Licensor. All reports provided under this Paragraph 3F shall be considered to be confidential information subject to the provisions of Paragraph 17.

          G. Licensee shall maintain a product safety plan which includes provisions for the control of chemical, physical, allergenic and microbiological hazards, including effectiveness checks and records. Licensee shall further maintain a traceable lot system, from ingredient and package material receipt through delivery to the customer, for the Licensed Products and shall maintain positive product release, product hold, product recall and crisis management procedures. All of the plans, systems and procedures described in this Paragraph 3G shall be consistent with generally accepted good practice for food enterprises engaged in the manufacture and distribution of frozen products. Upon Licensor's reasonable request, Licensee will provide Licensor with each of the plans, systems and procedures described above. All information provided under this Paragraph 3G shall be considered to be confidential information subject to the provisions of Paragraph 17.

          H. Licensee further agrees to maintain all records relating to Specifications, nutrition information, consumer complaints, litigation, code dating, manufacturing and product defects for the Licensed Products and shall make such records available to Licensor for inspection upon Licensor's reasonable requests.
               Such records shall be maintained for a period of no less than three (3) years after the matter to which they pertain is closed. All records provided under this Paragraph 3H shall be considered to be confidential information subject to the provisions of Paragraph 17.

          I. Licensee shall package the Licensed Products in tamper evident packaging. Further, Licensee shall routinely conduct compatibility testing to ensure that no packaging or packaging inks impart to the Licensed Products any odors or chemicals in contravention of applicable laws or any unintended or undesirable odors or chemicals which would be perceptible to the consumer.

          J. Licensee may, without Licensor's prior written consent, use a third party manufacturer to manufacture the Licensed Products provided that use of any such third party manufacturer shall not relieve Licensee of any of its obligations hereunder.

          K. Approval or acquiescence by Licensor in connection with any examination, testing, or inspection pursuant to this Paragraph 3 shall not, in any manner, waive or limit Licensee's responsibility to comply with all relevant terms and conditions of this Agreement and with all laws and regulations applicable to Licensee's exercise of the rights granted by this Agreement.

     4    PACKAGING AND ADVERTISING.
          A. All labels, packaging and advertising materials bearing any Trademark shall include a statement which, in the reasonable judgment of Licensor, sets forth an appropriate statement of the relationship between Licensor and Licensee and which indicates that the Trademark is owned by Licensor and is being used under license.

          B. All advertising campaigns, advertisements, packaging and promotional activities for the Licensed Products, including the use of particular publications, programs and other media, shall be in accordance with prevailing community mores and standards of good taste. Use of the Aunt Jemima brand in advertising campaigns, advertisements, packaging and promotional activities shall conform in all material respects with the image of the Aunt Jemima brand portrayed by Licensor. More specifically, but without limiting the generality of the foregoing, the Aunt Jemima character shall be depicted only on packaging and reproductions of packaging and shall never be personified in any manner, including without limitation, through a living person or in the form of dolls, models, cartoons or caricatures.

          C. Licensee shall submit to Licensor samples of all proposed labels, packaging, advertising and promotional materials bearing the Trademarks at least thirty (30) days prior to their intended first use. Licensor shall approve or disapprove Licensee's use of such materials no later than ten (10) business days after receipt of the proposed materials from Licensee. Failure to respond within that time shall be deemed to constitute approval by Licensor. Licensor may only withhold approval if Licensee's use of such material would violate a provision in this Agreement. If Licensor does not grant approval for use of labels, packaging, advertising or promotional materials, either party may submit the dispute to binding arbitration, which shall be conducted as provided in Paragraph 3B. Notwithstanding the foregoing, to the extent that there are no material changes to printed advertising or promotional materials from previously approved printed advertising or promotional materials, as the case may be, Licensee need not submit such new materials for prior approval, provided, however, that Licensee submit such materials to Licensor within thirty (30) days of the date such materials are used. If, following receipt of such materials, Licensor believes the use of such materials violates a provision of this Agreement, either party may submit such dispute to binding arbitration which shall be conducted as provided in Paragraph 3B. Licensor hereby consents to the use by Licensee of the color scheme being used as of the date of this Agreement by Licensor on its corresponding Aunt Jemima branded dry mix products for use by Licensee in connection with the Licensed Products, provided, however, that approval of all proposed labels, packaging, advertising and promotional materials remains subject to all other terms and conditions of this Agreement and Licensor's consent to use of a color scheme does not relieve Licensee of its obligation to submit all materials to Licensor for approval, as set forth above. Approval by Licensor hereunder shall not, in any manner, waive or limit Licensee's responsibility to comply with all relevant terms and conditions of this Agreement and all laws and regulations regarding such labels, advertising, packaging and promotional materials.

          D. The Interim Trademark License Agreement between Licensor and Licensee dated the date hereof (the "Interim Trademark License Agreement") shall supersede Paragraphs 4A and 4C herein with respect to packaging, labeling, advertising and promotional materials in existence at the date of this Agreement.

     5.   NEW TRADEMARKS.
          A. Licensor acknowledges that Licensee may, at any time during the term of this Agreement, desire to use a new trademark (i.e., any distinctive words, letters, numerals, symbols, designs, shapes, color schemes and/or combinations thereof) on or in connection with the Licensed Products. If the new trademark includes any word or design which is common to a word or design that comprises an element of any Trademark, such new trademark shall be considered to be an "Associated Trademark." Licensee may not use an Associated Trademark without the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed. All Associated Trademarks which have been approved by Licensor and which are used or registered will be considered Trademarks for purposes of this Agreement. Exhibit A shall be deemed amended to include Associated Trademarks that are approved by Licensor. Licensor may, or at the request of Licensee shall, apply to register any or all such Associated Trademarks. All such Associated Trademarks shall be owned solely by Licensor or, at the direction of Licensor, one of Licensor's affiliates. Notwithstanding the foregoing, Licensee shall bear all costs and expenses associated with the development, use, registration and maintenance of the Associated Trademarks, including but not limited to, determining such trademark's availability and registering such trademark. Licensee and Licensor shall cooperate in attempting to obtain appropriate trademark registrations for the Associated Trademarks.

               B.   (i)    Subject to the restrictions set forth in Paragraph 4,
                           if Licensee desires to use on or in connection with the Licensed Products, a new trademark which does not include any word or design which is common to a word or design that comprises an element of any Trademark, such new trademark shall be considered to be an "Unassociated Trademark." Unassociated Trademarks shall be used by Licensee, on or in connection with the Licensed Products (a) only when, as and if approved in writing by Licensor, which approval shall not be unreasonably withheld or delayed and (b) only on or in connection with the specific Licensed
                           Product for which approval has been granted.
                           Licensee shall bear all costs and expenses associated with development, use, registration and maintenance of the Unassociated Trademark, including but not limited to, the costs of determining such trademark's availability, protection of the trademark and any costs and expenses associated with any charges of infringement relating to such

                           Unassociated Trademark. All Unassociated Trademarks shall be owned solely by Licensee and all use shall inure to the benefit of Licensee.

                    (ii) Subject to the following sentences, Licensee shall not use any Unassociated Trademark as a co-brand (whether as a "house" mark, "umbrella" mark or otherwise) on or in connection with any of the Licensed Products (hereinafter "Co-Brand"). If Licensee uses any Co-Brand, then, except as set forth otherwise herein, this Agreement shall automatically terminate two years from the date Licensee first begins use of such Co-Brand in any jurisdiction, provided, however, that if Licensee uses a Co-Brand and ceases such use within eighteen (18) months of its first use of such Co-Brand (such 18-month period being referred to as the "Trial Period"), then this Agreement shall not so terminate. Notwithstanding the foregoing, Licensee may only use a Co-Brand during one Trial Period without triggering termination of this Agreement, provided, however, that in the event Licensor, its successors or assigns sells the Trademarks to a party which does not control, is not controlled by, is not under common control with, or is not a successor by merger or consolidation with Licensor, Licensee shall be entitled to one Trial Period regardless of whether Licensee has previously used a Trial Period with a prior owner of the Trademarks and provided further, that Licensee shall never be entitled to more than one Trial Period during the time the Trademarks remain under the ownership of a party which controls, is controlled by, is under common control with, or is a successor by merger or consolidation with Licensor.

                    (iii) For the avoidance of doubt, Licensor shall notify Licensee, in writing, (a) when, incident to Licensor's review of labeling, packaging, advertising or promotional materials in accordance with Paragraph 4C, Licensor determines that an Unassociated Trademark is proposed to be used as a Co-Brand, or
                           (b) at such other time as Licensor has reasonable basis to believe Licensee is using a Co-Brand. If, after receiving such notice pursuant to Paragraph 5B(iii)(a) or 5B(iii)(b), Licensee does not believe it is proposing to use or using a Co-Brand, as the case may be, then Licensee may submit the matter, within five (5) days of receipt of such notice, to binding arbitration which shall be conducted as provided in Paragraph 3B. If Licensee ceases use of a Co-Brand within ninety (90) days of receiving notice of the Co-Brand from Licensor or, if the matter is submitted to arbitration, within ninety
                           (90) days of receiving a decision from the arbitration panel deeming Licensee's use to be a Co-Brand, then such limited use shall not be deemed to be use of a Co-Brand or a Trial Period, as defined herein.

                    (iv) Any use of a Co-Brand which use lasts longer than eighteen (18) months shall result in automatic termination of this Agreement two (2) years following the date such Co-Brand was first used on any Licensed Product. Any use of a Co-Brand which use follows an earlier Trial Period (where both the Trial Period and the later use occur while the same party or a party which controls, is controlled by, is under common control with, or is a successor by merger or consolidation with the same party, owns the Trademarks) shall result in automatic termination of this

                           Agreement two years from the date Licensee began use of the Co-Brand during the latter time period. Notwithstanding any other provision of this Agreement, once terminated pursuant to this Section 5B, nothing, including the transfer, sale or assignment of the Trademarks to a successive owner, shall revive the license, create any rights in Licensee or its successors or assigns, or create any liabilities in Licensor or its successors or assigns.


     6.   NEW COUNTRIES.
          A. Subject to the other provisions herein, if Licensee desires to sell the Licensed Products in countries or jurisdictions outside the Territory from time to time, Licensor and Licensee shall cooperate in attempting to obtain the appropriate trademark registrations in those countries or jurisdictions. If Licensor owns a valid and subsisting registration of the Aunt Jemima brand and character in forms consistent with then-current approved usage in any country or jurisdiction in which Licensee desires to sell the Licensed Products, then such registration shall be deemed to be a Trademark. Licensee shall bear all costs and expenses associated with use and registration of Trademarks in such new countries or jurisdictions, including, but not limited to, the costs of determining the availability of the Trademarks and protection of the Trademarks. Notwithstanding the foregoing, all such new Trademarks will be owned solely by, and registered in the name of, Licensor or at the direction of Licensor, one of Licensor's affiliates. Exhibit A shall be deemed amended to include Trademarks that are registered, or to which use is extended, in additional countries pursuant hereto. Furthermore, to the extent such sales are permitted by law in such new country or jurisdiction, this provision shall not be construed to prevent or otherwise restrict Licensee from selling Licensed Products in such new country or jurisdiction pending registration of the relevant Trademarks in the new country or jurisdiction.

          B. If the applicable law of any country or jurisdiction permits or requires the registration of Licensee as a user of the Trademarks, Licensee agrees to execute, at its sole cost and expense, such instruments or documents as may be necessary or proper to effect such registration.

     7.   NO CHANGES TO TRADEMARKS.
          Licensee shall use the Trademarks only in the form in which they are registered and not make any changes to the graphic representation of the Trademarks or the font or type face in which the Trademarks are portrayed without Licensor's prior written consent, which consent shall not be unreasonably withheld or delayed. Should Licensor modify the graphic representation of the Trademarks or materially modify the font or type face in which the Trademarks are portrayed for use on its products, then Licensee shall also use such modified version in connection with the Licensed Products. In such event, Licensor shall provide Licensee with all appropriate artwork and graphics. Licensee shall be given a reasonable period of time in which to change all packaging and advertising for the Licensed Products to show the modified version and shall be permitted to sell all Licensed Products, consistent with the terms and conditions of this Agreement, which are manufactured or packaged prior to the time Licensee changes its packaging and advertising to show the modified version.

     8.   TRADEMARK OWNERSHIP AND PROTECTION.
          Licensee acknowledges and agrees that Licensor is, and Licensor (or, where applicable, an affiliate of Licensor) or its successors or assigns shall remain, the owner of the Trademarks. Licensee shall acquire no ownership interest in the Trademarks through this Agreement or otherwise. Each party shall fully cooperate with the other party in efforts to obtain, perfect and enforce Licensor's rights in the Trademarks. Licensee agrees that it shall not, in any country or jurisdiction, register or attempt to register any Trademark. Licensee further agrees that it shall not, in any country or jurisdiction, use, register or attempt to register any other trademark or trade name which is confusingly similar to any Trademark. Licensee shall not contest or assist any other party in contesting the validity of Licensor's ownership of the Trademarks.

     9    TRADEMARK INFRINGEMENT AND DEFENSE.
          A. Except as otherwise provided in this Paragraph 9A, Licensor shall have the right to control the prosecution and settlement of any action, suit, opposition or other proceeding (collectively, "Proceeding") respecting any infringement, dilution, tarnishment, unfair competition or passing off by a third party of, or with respect to, any Trademarks (collectively, "Infringement") including, without limitation, the decision whether to initiate a Proceeding, provided, however, that in the event Licensor initiates any Proceeding, Licensor shall promptly (a) notify Licensee of any material developments with respect to such Proceeding, (b) deliver to Licensee a copy of all pleadings, correspondence and other material documents respecting such Proceeding, and (c) notify Licensee of any offers of settlement related to such Proceeding which it receives or which it proposes to make. Licensor shall not offer, or accept any offer of, a settlement that contains any material term or condition other than the receipt or payment of money by Licensor, which settlement would have a material adverse impact on the Trademarks in connection with the Licensed Products, without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed.

               Each party shall promptly notify the other party of any Infringement which comes to its attention. Licensor shall within thirty (30) days from the date it receives notice from Licensee of an Infringement notify Licensee of its decision as to whether it will initiate a Proceeding. If Licensor elects not to initiate a Proceeding or does not give timely notice to Licensee of its decision with regard thereto, Licensee shall be authorized to initiate a Proceeding at its sole cost and expense; provided however, that Licensee shall promptly (a) notify Licensor of any material developments with respect to such Proceeding, (b) deliver to Licensor a copy of all pleadings, correspondence and other material documents respecting such Proceeding and (c) notify Licensor of any offers of settlement related to such Proceeding which it receives or which it proposes to make. Licensee shall not offer, or accept any offer of, a settlement that contains any material term or condition other than the receipt or payment of money by Licensee without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

               At any time, upon five (5) days notice to Licensee, Licensor may elect to assume the control of any Proceeding initiated by Licensee, provided Licensor is selling Aunt Jemima branded products in the relevant jurisdiction or country. If Licensor so elects, the aggregate costs of the Proceeding shall be apportioned in accordance with Subparagraphs (i) or (iii) of this Paragraph 9A.

               Licensor and Licensee shall cooperate to provide documents and information in connection with any Proceeding.

               Except as provided otherwise in this Paragraph 9, the following principles of cost and damage recovery shall apply to
               Infringements:

               (i) If an Infringement is attributed to any product in a country or jurisdiction where both Licensor and Licensee are selling Aunt Jemima branded products or have sold such products within the three most recent calendar years, then Licensor and Licensee shall share the costs of any Proceeding respecting such Infringement and shall share in any recovery of damages or other monetary relief relating thereto, both in proportion to the respective average annual gross sales minus discounts, returns and allowances ("Net Sales") of each party's products under the Aunt Jemima brand during the three most recent calendar years in the relevant country or jurisdiction;

               (ii) If an Infringement is attributed to any product in a country or jurisdiction where Licensee, but not Licensor, is selling Aunt Jemima branded products, then Licensee shall bear the costs of any Proceeding respecting such Infringement and shall be entitled to any recovery of damages or other monetary relief relating thereto; and

               (iii) If an Infringement is attributed to any product in a country or jurisdiction where Licensee is not selling Aunt Jemima branded products and has not sold such products within the three most recent calendar years, then Licensor shall bear the costs of any Proceeding respecting such Infringement and shall be entitled to any recovery of damages or other monetary relief relating thereto.

          B. Except as otherwise provided in this Paragraph 9B, Licensor shall have the right to control the defense and settlement of any action, suit, opposition or other proceeding (collectively, "Infringement Defenses") respecting any allegation by a third party of infringement, dilution, tarnishment, unfair competition or passing off of rights of such third party by, or with respect to, any Trademarks (collectively, "Claim") including, without limitation, the decision whether to undertake an Infringement Defense, provided however, that in the event Licensor undertakes any Infringement Defense, Licensor shall promptly (a) notify Licensee of any material developments with respect to such Infringement Defense, (b) deliver to Licensee a copy of all pleadings, correspondence and other material documents respecting such Infringement Defense, and (c) notify Licensee of any offers of settlement related to such Infringement Defense which it receives or which it proposes to make. Licensor shall not offer, or accept any offer of, a settlement that contains any material term or condition other than the receipt or payment of money by Licensor, which settlement would have a material adverse impact on the Trademarks in connection with the Licensed Products, without the prior written consent of Licensee, which consent shall be not unreasonably withheld or delayed.

               Each party shall promptly notify the other party of any Claim which comes to its attention. Licensor shall within thirty (30) days from the date it receives notice from Licensee of a Claim notify Licensee of its decision as to whether it will undertake the Infringement Defense respecting such Claim. If Licensor elects not to undertake the Infringement Defense or does not give timely notice to Licensee of its decision with regard thereto, Licensee shall be authorized to undertake the Infringement Defense at its sole cost and expense; provided however, that Licensee shall promptly (a) notify Licensor of any material developments with respect to such Infringement Defense, (b) deliver to Licensor a copy of all pleadings, correspondence and other material documents respecting such Infringement Defense and
               (c) notify Licensor of any offers of settlement related to such Claim which it receives or which it proposes to make. Licensee shall not offer, or accept any offer of, a settlement that contains any material term or condition other than the receipt or payment of money by Licensee without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

               At any time, upon five (5) days notice to Licensee, Licensor may elect to assume the control of any Infringement Defense undertaken by Licensee, provided Licensor is selling Aunt Jemima branded products in the relevant jurisdiction or country. If Licensor so elects, the aggregate costs of the Infringement Defense shall be apportioned in accordance with Subparagraphs (i) or (iii) of this Paragraph 9B.

               Licensor and Licensee shall cooperate to provide documents and information in connection with any Infringement Defense respecting a Claim.

               Except as otherwise provided in this Paragraph 9B, the following principles of cost and liability shall apply to Infringement
               Defenses:

               (i) If a Claim is in a country or jurisdiction where both Licensor and Licensee are selling Aunt Jemima branded products or have sold such products within the three most recent calendar years, then Licensor and Licensee shall share the costs of any Infringement Defense respecting such Claim and shall each contribute to any award of damages or monetary settlement relating to such Claim, both in proportion to the respective average annual Net Sales of each party's products under the Aunt Jemima brand during the three most recent calendar years in the relevant country or jurisdiction;

               (ii) If a Claim is in a country or jurisdiction where Licensee, but not Licensor, is selling Aunt Jemima branded products, then Licensee shall bear the costs of any Infringement Defense or settlement respecting such Claim and shall indemnify and hold Licensor harmless against any award of damages or other monetary relief relating thereto; and

               (iii) If a Claim is in a country or jurisdiction where Licensee is not selling Aunt Jemima branded products and has not sold such products within the three most recent calendar years, then Licensor shall bear the costs of any Infringement Defense respecting such Claim and shall indemnify and hold Licensee harmless against any award of damages or other monetary relief relating thereto, provided however, that if such Claim arises as a result of an application for registration or other occurrence arising from an intention of Licensee to commence the sale of Licensed Products in such country or jurisdiction then Licensee shall bear the costs of any Infringement Defense respecting such Claim and shall indemnify and hold Licensor harmless against any award of damages or other monetary relief relating thereto.

          C. For the purposes of calculating Net Sales as set forth in Paragraphs 9(A)(i) and 9(B)(i), during the first three years of this Agreement, sales of the Licensed Products in any country or jurisdiction by Licensor shall be attributed to Licensee.

     10.  NON-CONFORMING OR UNSAFE PRODUCT AND PRODUCT EMERGENCIES.
          A. Licensee acknowledges that Licensor has an overriding interest in protecting the reputation of the Trademarks. Accordingly, if Licensee, at any time, has a reasonable basis to believe that any Licensed Product is materially mislabeled or does not otherwise conform to federal, state or local labeling or manufacturing requirements, or presents any threat to the public health or safety, or is otherwise not in full conformity with all applicable laws and has been released into the stream of commerce (any of such occurrences being a "Product Event"), Licensee shall immediately notify Licensor of the facts giving rise to such belief or suspicion. Similarly, Licensee shall immediately upon its becoming aware thereof, notify Licensor of any actual, threatened or proposed action, by any governmental agency, consumer or environmental group, media or other organization or any individual(s), directed toward removing any quantity of any Licensed Products from any markets (a "Third Party Action"). In all such cases, Licensee shall closely coordinate with Licensor with respect to any actions Licensee or Licensor might take or permit, and in respect to all public statements either party might make regarding the Product Event or Third Party Action.

          B. Any and all expenses relating to any Product Event, Third Party Action, or to any recall or retrieval of Licensed Products shall be borne by Licensee, including but not limited to, the cost of labor in removing the Licensed Products from retailers, wholesalers, distributors and warehouses having possession thereof, all costs for reimbursement of such parties, all costs for disposal of the Licensed Products and all other expenses and costs actually incurred in connection with such Product Event, Third Party Action, recall or retrieval.

     11.  INDEMNIFICATION.
          A. Licensor and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Licensee from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal costs and expenses) actually suffered or incurred by Licensor and actually arising out of or resulting from:

               (i)    the breach of any covenant by Licensee contained herein;
                      or

               (ii) any actual or alleged destruction of property, injury, death, loss or damage arising out of the manufacture, distribution, advertising, sale or consumption of the Licensed Products.

          B. Licensee and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Licensor from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable legal costs and expenses) actually suffered or incurred by Licensee and actually arising out of or resulting from:

               (i)    the breach of any covenant by Licensor contained herein;
                      or

               (ii) any actual or alleged destruction of property, injury, death, loss or damage arising out of the manufacture, distribution, advertising, sale or consumption of Licensor's sale of product bearing the Trademarks.

          C. Licensor shall not be liable or responsible in any manner to Licensee, whether for indemnification or otherwise, except for indemnity as expressly provided in this Paragraph 11 or for indemnity as expressly provided in the Purchase Agreement. Licensee acknowledges that Licensor is not making, and has not made, any representations or warranties except as expressly provided in the Purchase Agreement including, without limitation, any implied warranties whatsoever.

     12.  INSURANCE.
          Licensee shall maintain, at its own expense, Commercial General Liability insurance (including products liability and contractual liability coverage) with limitations of liability of not less than $10,000,000 combined single limit for bodily injury, including death, and property damage, which policy or policies shall name Licensor as an additional insured. Upon Licensor's reasonable request, Licensee shall furnish Licensor with certificates of insurance showing compliance with the foregoing requirements. Such certificates shall state that the policy or policies will not be canceled or materially altered without at least thirty (30) days' prior written notice to Licensor. Maintenance of the above insurance policies by Licensee will not relieve Licensee of liability under the indemnification provisions set forth herein. The policy limits specified above may be satisfied through a combination of the stipulated primary liability insurance and umbrella and/or excess liability insurance.

     13.  BREACH AND TERMINATION.
          A. Licensee acknowledges and agrees that Licensor would suffer irreparable harm if Licensee were to materially breach its obligations under this Agreement and were to continue to produce or sell Licensed Products after the cure period set forth in this Paragraph 13 and that monetary damages would be insufficient to remedy the harm to Licensor. Accordingly, upon receiving notice from Licensor of a material breach of any of its obligations under this Agreement, Licensee shall immediately take whatever steps are necessary to remedy the breach, at its sole cost and expense or shall contest such notice of breach, in writing to Licensor, within five (5) days of receipt thereof. If Licensee does not contest the notice of breach within such five day period or remedy the breach within sixty (60) days from the date Licensor gives Licensee notice of such breach, Licensee shall cease all manufacture and sale of the Licensed Products affected by the breach until the breach is remedied. If (i) Licensee contests Licensor's notice of breach within the five day period or if (ii) after the expiration of the sixty (60) day cure period, the breach continues, Licensor may apply to a court of competent jurisdiction for appropriate relief. If such court determines that a material breach has occurred and is continuing, then Licensee hereby irrevocably and unconditionally consents to the entry of an order by a court of competent jurisdiction granting an injunction against further manufacture or sale of such Licensed Products until such breach is cured. Without limitation to Paragraph 23, Licensee also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Federal District Court in the Northern District of Illinois for any actions, suits or proceedings arising out of or relating to this Paragraph 13 and further agrees that service of any process, summons, notice or document by U.S. registered mail to Licensee's address set forth above shall be effective service of process for any action, suit or proceeding brought against Licensee in any such court. Nothing herein shall waive Licensor's rights to other remedies available, either at law or in equity.

          B. Licensor may terminate this Agreement, effective upon one-hundred and eighty (180) days written notice to Licensee, upon the cessation, outside of the ordinary course of business, of the manufacture and sale of the Licensed Products by Licensee, its sublicensees, its successors and permitted assigns where such cessation lasts for a period in excess of six (6) consecutive months and manufacture or sale of the Licensed Products does not commence during the 180-day notice period.

          C. If a final nonappealable judgment of a court of competent jurisdiction determines that Licensee has repeatedly breached this Agreement through willful or deliberate acts or omissions indicating that Licensee is acting in bad faith, then Licensor may terminate this Agreement upon written notice to Licensee. A "final nonappealable judgment" shall mean for purposes of this Paragraph 13C a judgment that is not subject to appeal or a judgment that is not appealed within 30 days of it being rendered.

          D. This Agreement shall be automatically terminated, without any further action by Licensor or Licensee in accordance with the provisions of Paragraph 5B.

     14.  NO FURTHER USE OF TRADEMARKS.
          Upon termination or expiration of this Agreement for any reason, except as set forth elsewhere herein, Licensee shall discontinue use of the Trademarks, and shall not register or use any trademark confusingly similar to any of the Trademarks.

     15.  WAIVER.
          The performance of any covenant under this Agreement by Licensee on the one hand or Licensor on the other, may be expressly waived in writing by Licensee or Licensor, as appropriate. Any waiver hereunder shall be effective only in the specific instance and for the purpose for which given. No failure or delay on the part of Licensee or Licensor in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     16.  ASSIGNMENT AND SUBLICENSE.
          A. This Agreement may not be assigned, transferred or otherwise delegated (collectively, an "Assignment") by Licensee without the prior written consent of Licensor (not to be unreasonably withheld or delayed) except to a party who purchases or acquires, as a going concern, the business of Licensee in which the Trademarks are used and/or to any lenders providing financing to Licensee; provided, however, that prior to an Assignment (which for these purposes only shall not include any pledge of this Agreement to a lender providing financing to Licensee until such time as the lender exercises its rights under applicable pledge agreements, security agreements or other collateral documents), any assignee of this Agreement must agree in writing, delivered to Licensor, that it shall be bound by the terms and provisions of this Agreement and that such assignee (if it is other than a lender providing financing to Licensee) or a sublicensee or sublicensees of such assignee, as the case may be, shall operate such acquired business for its own benefit and at its own risk, or shall provide a guaranty of its obligations under this Agreement from an entity and in a form both of which are satisfactory in the reasonable judgment of Licensor; and provided further, however, that an assignee of this Agreement shall not by virtue of this Paragraph 16A be required to purchase or acquire any particular assets utilized by Licensee in connection with such business prior to such Assignment nor shall an assignee be restricted from (i) leasing any assets used by it in the conduct of such business, (ii) subcontracting any function incident to its operation of such business including, without limitation, manufacturing, distribution and administrative services, or (iii) transferring any of its assets for value in an arms-length transaction to an unaffiliated third party or establishing security interests in any of its assets in favor of an unaffiliated third party, provided that any such action does not constitute an act of fraud against the creditors of such assignee.

          B. This Agreement may be assigned, transferred, sublicensed or otherwise delegated by Licensor without the prior written consent of Licensee.

          C. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

          D. This Agreement may be sublicensed, in whole or in part, by Licensee, without the prior written consent of Licensor, provided that Licensee provides prior written notice to Licensor of any sublicense and provided further, that Licensee provides to Licensor any sublicense agreement under which a sublicensee has been granted rights to use the Trademarks.

     17.  CONFIDENTIALITY.
          Any confidential information disclosed by either party to the other pursuant to this Agreement, except as set forth below, shall be considered confidential to the disclosing party, and shall be accorded the same treatment which the receiving party gives to its own confidential information. The obligation of confidentiality set forth in the preceding sentence shall not apply to information which (a) was publicly available at the time of the disclosure to the receiving party; (b) subsequently becomes publicly available through no fault of the receiving party; (c) is rightfully acquired by the receiving party, subsequent to disclosure by the other party, from a third party who is not in breach of a confidential relationship with regard to such information; or (d) is independently developed by the receiving party solely through the efforts of individuals who did not have access to the confidential information, as evidenced by the receiving party's written records.

     18.  ENTIRE AGREEMENT.
          This Agreement, the Exhibit hereto, the Purchase Agreement and the Interim Trademark License Agreement contain the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements relating to the transactions contemplated hereunder.

     19.  SURVIVAL.
          The rights and obligations set forth in the following Paragraphs shall survive termination of this Agreement: Paragraphs 3, 4, 8, 9, 10, 11, 12, 14, 15, 16, 17, 18, 19, 20, 22, 23, and 24.

     20.  AMENDMENT.
          This Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by the parties hereto or by their duly appointed representatives or successors.

     21.  COUNTERPARTS; FACSIMILE SIGNATURES.
          This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. A facsimile copy of a signature hereto shall be fully effective as if an original.

     22.  NOTICES.
          All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given if personally delivered or telecopied or on the date of receipt indicated on the return receipt if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

     If to Licensor:                     The Quaker Oats Company
                                         321 North Clark Street
                                         Chicago, Illinois 60610
                                         Attn:  General Corporate Counsel

     With a copy to:                     The Quaker Oats Company of Canada
                                         Limited
                                         Quaker Park
                                         Hunter Street East
                                         Peterborough, Ontario K9J 7B2
                                         Attn:  Law Department

     If to Licensee:                     Van de Kamp's, Inc.
                                         1000 St. Louis Union Station
                                         Suite 200
                                         Saint Louis, Missouri 63103
                                         Attn: President

     With a copy to:                     Van de Kamp's, Inc.
                                         801 Montgomery Street
                                         Suite 400
                                         San Francisco, California 94133
                                         Attn:  Ian R. Wilson

     or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     23.  GOVERNING LAW AND JURISDICTION.
          This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, U.S.A. without regard to its provisions concerning conflicts or choice of law. Except as otherwise agreed in Paragraph 3B, 4C and 5B(iii), the parties consent to the exclusive jurisdiction of the Federal Court in the Northern District of Illinois for the resolution of any disputes as to the construction of this Agreement.

     24.  SEVERABILITY.
          Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. Wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of such law. In the event that any part, section, paragraph or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the balance of this Agreement shall continue in full force and effect unless the severance of the portion thus held unenforceable would unreasonably frustrate the commercial purposes of this Agreement.


THE QUAKER OATS COMPANY                  VAN DE KAMP'S, INC.

By:                                      By:
    -------------------------------          ----------------------------

Title:                                   Title:
       ----------------------------              ------------------------


Date:                                    Date:
      ------------------------------            --------------------------



THE QUAKER OATS COMPANY
OF CANADA LIMITED

By:
       -----------------------------

Title:
        -----------------------------

Date:
       ------------------------------

                               LICENSED TRADEMARKS



                                    UNITED STATES
- -------------------------------------------------------------------------------------------
       Mark               Reg. NO              Reg. Date               Owner
- -------------------------------------------------------------------------------------------
AUNT JEMIMA               1575365          January 2, 1990       The Quaker Oats Company

AUNT JEMIMA               1590084          April 3, 1990         The Quaker Oats Company

AUNT JEMIMA               797560           October 12, 1965      The Quaker Oats Company

AUNT JEMIMA               1697862          June 30, 1992         The Quaker Oats  Company
& Design

MISCELLANEOUS DESIGN      1699260          July 7, 1992          The Quaker Oats  Company
(Aunt Jemima Head)

MISCELLANEOUS DESIGN      1614072          September 18, 1990    The Quaker Oats  Company
(Aunt Jemima Head)
- -----------------------------------------------------------------------------------------




                                    CANADA
- -----------------------------------------------------------------------------------------
       Mark               Reg. No.            Reg. Date           Owner
- -----------------------------------------------------------------------------------------
AUNT JEMIMA               TMA 164,781       August 15, 1969      The Quaker Oats Company
                                                                 of Canada Limited

AUNT JEMIMA &             TMA 384,601       May 17, 1991         The Quaker Oats  Company
DESIGN                                                           of Canada Limited

- ------------------------------------------------------------------------------------------

                                                                EXHIBIT K
                                                                TO EXHIBIT 2.1
                            PATENT LICENSE AGREEMENT


     THIS AGREEMENT, effective as of July 9, 1996, is by and between VAN DE KAMP'S, INC., a Delaware corporation (hereinafter "Licensee"), and THE QUAKER OATS COMPANY, a New Jersey corporation (hereinafter "Licensor").

     WHEREAS United States Patent Application No. 08/579,058, filed December 26, 1995, entitled "USE OF CALCIUM CHLORIDE AND MAGNESIUM CHLORIDE AS LEAVENING ACIDS FOR BATTER AND DOUGH COMPOSITIONS" (hereinafter referred to as the "Licensed Patent Application") is to be licensed under the terms and conditions of this Agreement; and

     WHEREAS Licensor and Licensee are parties to that certain Asset Purchase and Sale Agreement dated May 15, 1996, as supplemented by Supplement No. 1 thereto of even date herewith (hereinafter the "Purchase Agreement"); and

     WHEREAS under the terms of the Purchase Agreement, Licensee is entitled to certain rights in the Licensed Patent Application; and

     WHEREAS Licensee is desirous of obtaining a license, with a right to sublicense, to make, use and sell the technology claimed in the Licensed Patent Application in the Business; and

     WHEREAS all capitalized terms used without definition herein shall have the meaning specified in the Purchase Agreement;

     NOW THEREFORE, the parties covenant and agree as follows, both intending to be legally bound by this License Agreement.

     1.   Grant of License

          (a) Licensor hereby grants to Licensee under the Licensed Patent Application, and for the lives of such Licensed Patent Application, and any patents issuing from such Licensed Patent Application, a non-exclusive, perpetual, irrevocable, assignable, royalty-free license, with a right to sublicense, to make, use and sell products embodying or made in accordance with the inventions of the Licensed Patent Application. In the event any patents do not issue from the Licensed Patent Application, or to the extent any patents issuing from such Licensed Patent Application do not claim technology disclosed therein, such technology shall be considered Shared Technology, and Licensee shall have a license to use such Shared Technology in the Business, under the Shared Technology License Agreement attached as Exhibit M to the Purchase Agreement.

     2.   APPLICATION PROSECUTION

          Licensor shall have the sole right and discretion to file, prosecute (including continuing prosecution) and/or maintain the Licensed Patent Application, and any patents issuing therefrom. In the event that Licensor elects to abandon in its entirety the Licensed Patent Application or discontinue paying the maintenance fees for any patent that issues from the Licensed Patent Application, Licensor shall offer to assign such Licensed Patent Application or patent to Licensee prior to any such abandonment or discontinuance of paying the maintenance fee.

     3.   ASSIGNMENT OF AGREEMENT

          This Agreement may be assigned by either or both parties, provided that the proposed assignee shall first deliver to both parties a written assignment and assumption of all of the rights, duties, obligations, covenants, terms and conditions of the intended assignor (it being understood that a pledge of this Agreement to Licensee's lender shall not be deemed to constitute an assignment until such time as the lender exercises its rights under applicable pledge agreements, security agreements or other collateral documents).


     4.   TERM AND TERMINATION

          This Agreement shall be effective as of its date of execution. The rights, duties, obligations and covenants set forth herein for the Licensed Patent Application shall expire upon (i) a decision by Licensor to cease prosecution of the Licensed Patent Application before the appropriate patent office, subject to the rights granted in
          Article 2 of this Agreement, (ii) a final determination by the appropriate patent office that the invention claimed in the Licensed Patent Application is not patentable, or (iii) the expiration or lapsing of any patent that issues from the Licensed Patent Application, whichever is later.

     5.   REPRESENTATIONS AND WARRANTIES

          Other than as expressly and specifically set forth in this Agreement and the Purchase Agreement, neither Licensor nor Licensee make any representations or warranties or assume any obligations or liabilities concerning the Licensed Patent Application, or any patents issued therefrom, and the license granted herein, including without limitation any representation or warranty as to the validity or scope of the Licensed Patent Application, or patents issued therefrom.

     6.   PATENT MARKINGS

          Licensee agrees to mark all products made, used or sold under any patents issued pursuant to the Licensed Patent Application, with the word "Patent" or "Patents" and the number or numbers of the patent or patents applicable thereto.

     7.   FORCE MAJEURE

          Each party shall be excused from any non-performance of this Agreement that is proximately caused by government regulation, war, strike, act of God, or other similar circumstances normally deemed to be outside the control of well managed business.

     8.   NOTICES

          Any notice, report, request, or statement either party is required or permitted to give hereunder shall be in writing, signed by the notifying party, and shall be hand delivered, sent via facsimile transmission, sent via overnight courier, or deposited in the United

          States mail, certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to Licensor:     The Quaker Oats Company
                              321 N. Clark Street
                              Chicago, Illinois  60610-4714
                              Attention:  Law Department

          If to Licensee:     Van de Kamp's, Inc.
                              1000 St. Louis Union
                              Suite 200
                              Saint Louis, Missouri  63103
                              Attn.:  President

     9.   RIGHTS AND OBLIGATIONS PURSUANT TO THE PURCHASE AGREEMENT

          Nothing herein shall be construed as modifying, terminating, limiting or otherwise altering Licensor's and Licensee's rights and obligations set forth in the Purchase Agreement. If any term is deemed by both parties, an arbitrator, or a court of law to be in conflict with any term of the Purchase Agreement, the term of the Purchase Agreement shall supersede any such conflicting term herein.

     10.  MODIFICATIONS

          This Agreement shall be modified only by a writing signed by both parties.

     11.  SEVERABILITY

          If any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

     12.  USE OF LICENSOR'S NAME

          Nothing herein shall be construed as granting Licensee the right to use Licensor's name in publicizing anything made, used or sold under this Agreement.

     13.  WAIVER

          The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

     14.  APPLICABLE LAW

          This Agreement shall be interpreted in accordance with the laws of the State of Illinois, United States of America.

     IN WITNESS WHEREOF, the parties have caused this instrument to be executed in duplicate as of the day and year first above written.

THE QUAKER OATS COMPANY            VAN DE KAMP'S, INC.

Signature:  __________________________  Signature:  __________________________

Name (printed)  ______________________  Name (printed)  ______________________

Title:  ______________________________  Title:  ______________________________

Date:  ______________________________   Date:  ______________________________

STATE OF _____________)
                     )  SS.
COUNTY OF ____________)


On this _____ day of _________________, 19___, and _____ day of _____________,
19_____, before a Notary Public in and for the County and State aforesaid, appeared, respectively, _________________________________, and
_______________________, to me personally known to be the same persons whose names are subscribed to the foregoing instrument, and acknowledged that such persons executed said instrument as a free and voluntary act and for the uses and purposes therein expressed.

WITNESS my hand and seal the day and year last above given.

                         ________________________________ (SEAL)
                         Notary Public

                                                                EXHIBIT L
                                                                TO EXHIBIT 2.1

                          MCDONALD'S CO-PACK AGREEMENT


     THIS CO-PACK AGREEMENT ("Agreement") made and entered into as of this 9th day of July, 1996, by and between The Quaker Oats Company, a corporation organized and existing under the laws of New Jersey (the "Company"), and Van de Kamp's, Inc., a corporation organized and existing under the laws of Delaware ("Co-Packer").

                                   WITNESSETH:

     WHEREAS, all capitalized terms used without definition herein shall have the meaning specified in a certain Asset Purchase and Sale Agreement dated May 15, 1996 between the Company and Co-Packer, as supplemented by Supplement No. 1 thereto of even date herewith (the "Purchase Agreement");

     WHEREAS, this Agreement is entered into in connection with the acquisition of the Business by Co-Packer pursuant to the terms and conditions of the Purchase Agreement;

     WHEREAS, upon the consummation of the acquisition and related transactions contemplated by the Purchase Agreement, Co-Packer will carry on the Business acquired from the Company;

     WHEREAS, the Company desires to obtain from Co-Packer certain processing, packaging and other services for the manufacture of the product specified in
SCHEDULE 1 attached hereto (the "Product");

     WHEREAS, Co-Packer desires to furnish such services and manufacture such Product as hereinafter set forth;

     WHEREAS, certain machinery and equipment presently located at the Business' Jackson, Tennessee facility (the "Facility") associated with the production of the Product, as described on SCHEDULE 2 attached hereto and made a part hereof (the "Excluded Assets"), were excluded from the assets acquired by Co-Packer under the Purchase Agreement;

     WHEREAS, during a transition period at the end of which the Company shall remove the Excluded Assets from the Facility, the Company desires to have Co-Packer utilize the Excluded Assets and the Other Assets (as hereinafter defined) for the manufacture of the Product; and

     WHEREAS, Co-Packer desires to utilize the Excluded Assets and the Other Assets for the manufacture of such Product for the Company as hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. The Company shall, from time to time under the terms hereof, place orders with Co-Packer, and Co-Packer shall process and deliver pursuant to such orders, the Product in compliance with the standards and specifications attached hereto as SCHEDULE 3 and made a part hereof (the "Specifications") in quantities specified by the Company not to exceed in any calender month an aggregate of 18,000 cases unless otherwise agreed by Co-Packer. This is not a requirements contract and the Company may manufacture the Product itself and/or by contract with a third party. The Company shall have no minimum order requirement.

     2. The term of this Agreement shall commence upon execution of this Agreement by both parties hereto and shall continue for a period of 365 days from the date hereof. Notwithstanding the foregoing, this Agreement shall terminate automatically if the Company fails to order a minimum of 4,000 cases of Product hereunder for production in any calender month. The Company shall be entitled to terminate this Agreement at any time by giving Co-Packer 30 days prior written notice. Upon expiration or termination of this Agreement, the Company shall be required to pay for all conforming Product ordered and manufactured by Co-Packer hereunder prior to such expiration or termination. Co-Packer and the Company agree that ownership and title in the Excluded Assets shall at all times remain vested in the Company. Following expiration or termination of this Agreement, the Company at its sole expense shall remove the Excluded Assets from the Facility within sixty (60) days from such expiration or termination in a manner which does not unreasonably interfere with Co-Packer's operations. The Excluded Assets shall be made available by Co-Packer for removal by the Company in the same condition as exists on the date hereof, reasonable wear and tear excepted. In addition, upon such expiration or termination, Co-Packer shall immediately account for and return to the Company, freight collect, all Specifications, co-pack manuals related exclusively to the Product, or other confidential processing information owned and/or supplied by the Company pursuant to this Agreement.

     3. Co-Packer shall manufacture and have ready for shipment any and all Product no later than fifteen (15) days from receipt of an order therefor from the Company, and Co-Packer will use all reasonable efforts to manufacture and have ready for shipment orders of Product by any earlier requested shipment date. The Company shall, on or prior to the fifteenth day of each month, furnish Co-Packer with estimates of its Product orders for the following month; however, any such estimates shall not be binding or otherwise limit or obligate the Company in its orders of Product hereunder. The Co-Packer shall manufacture, package and supply all of the Company's requirements of Product during the first month after execution of this Agreement in accordance with the most recent production plan furnished to it.

     4. The Company shall pay Co-Packer $10.55 per case of Product (as computed per SCHEDULE 4, the "Standard Cost") purchased by the Company hereunder, which price shall be subject to adjustment as provided in this
SECTION 4, in full and complete consideration for the manufacture of the Product. Such price is FOB Facility. The Standard Cost assumes a per-case charge of $3.02 for ingredients and $.8696 for packaging materials (collectively, the "Assumed Cost"). The ingredients and packaging costs will be reconciled quarterly, with (i) Company reimbursing Co-Packer to the extent the actual cost of ingredients and packaging materials ("Actual Cost") used to manufacture Product exceeds the Assumed Cost, and (ii) Co-Packer reimbursing Company to the extent the Assumed Cost exceeds the Actual Cost. Yield losses for materials furnished by Co-Packer in connection with the manufacture and packaging of Product hereunder shall not exceed historical levels experienced by the Business, and Co-Packer shall bear the risk of loss with respect to any yield losses exceeding such historical levels.

     5. Co-Packer shall furnish all raw materials, ingredients and packaging materials (the "Co-Packer Furnished Materials") necessary to manufacture the Product, and all such Co-Packer Furnished Materials shall comply with the Specifications. The Company shall furnish Co-Packer a list of authorized suppliers from whom Co-Packer shall purchase the Co-Packer Furnished Materials, but Co-Packer shall remain responsible for ensuring that the Co-Packer Furnished Materials comply with the Specifications. The Company shall retain title to and a security interest in the Excluded Assets furnished to Co-Packer hereunder. Co-Packer shall clearly identify and mark the Excluded Assets as the property of the Company. The Company, at its option, shall record its interest and ownership of the Excluded Assets and Co-Packer shall execute upon the Company's request any filing statement or similar document suitable for such recording. Upon termination of this Agreement, the Company shall (subject to the last sentence of this Section 5) repurchase from Co-Packer at Co-Packer's cost all remaining inventories of the following ingredients and packaging materials: hard spring wheat, sweet cream, texture lite and corrugated cases (collectively, the "Specified Materials"). Co-Packer agrees to pre-clear all purchases (including price and quantity) of Specified Materials during the term of this Agreement with Andy Brookings at the Company's Louisville, Kentucky facility: phone 502-423-8944. Co-Packer shall not be deemed in breach of this Agreement if it is unable to perform its obligations hereunder as a result of the Company's failure to approve one or more Specified Materials purchases proposed by Co-Packer pursuant to the preceding sentence (hereinafter, a "Proposed Purchase"). In the event the Company fails to approve a Proposed Purchase, Co-Packer shall purchase Specified Materials upon such terms and conditions (including quantity, price and source) as are directed by or otherwise acceptable to the Company, and Co-Packer shall have no obligation to effect such purchases absent a directive from the Company. The Company will not be obligated to repurchase any Specified Materials which do not meet Specifications or are not purchased in accordance with the pre-clearance procedures established above.

     6. The Company shall have the right from time to time, at its sole option, to modify the formulations for Product included as part of the Specifications; PROVIDED such modifications do not require material alterations to the Other Assets and would not unreasonably interfere with Co-Packer's other business operations. The Company shall bear the cost of any equipment alterations which are required in order to run such modified formulations. The price for Product with modified formulations shall be adjusted by mutual agreement of the parties to reflect the increased or decreased cost of manufacture by Co-Packer. At the request of the Company, Co-Packer shall furnish to the Company records, invoices and other data pertaining to the prices for the Product and/or the costs of Co-Packer for the manufacture thereof.

     7. With reasonable advance notice, Co-Packer shall permit the Company to audit and inspect the books and records of its operations at the Facility to the extent related to the manufacture of the Product. Co-Packer will promptly submit to the Company copies of all quality assurance reports as required by the Specifications.

     8. All Product purchased by the Company hereunder shall be delivered to the Company, F.O.B. Facility. Co-Packer shall furnish to the Company sufficient information to verify shipment of Product. Co-Packer shall invoice the Company for Product on the date such Product is shipped from the Facility. Terms of payment shall be net thirty (30) days from date of such invoice.

     9. Co-Packer shall inventory and store at the Facility without charge or expense to the Company Product until released by Co-Packer's quality assurance personnel. Upon such release, the Company will issue shipping instructions. Co-Packer shall maintain inventory of Product at the Facility on a rotating first-in, first-out basis.

     10. The Company shall bear the risk of loss or damage to the Product after the same has been delivered to the Company's possession, except for loss or damage caused by the manufacturing, processing, packaging or quality of the Product, in which case such loss or damage shall be borne solely by Co-Packer. Co-Packer shall bear the risk of loss or damage to any Co-Packer Furnished Materials and shall bear the risk of loss or damage to any Product until the same shall have been delivered to the Company pursuant to the Company's instructions.

     11. All Product manufactured, processed and packaged hereunder will be usable or salable in the normal and ordinary course of business and will not be adulterated, misbranded, mispackaged or mislabeled within the meaning of, or in violation of, any applicable food and drug laws or regulations or any other applicable laws or regulations. All materials, ingredients, supplies and packaging materials utilized in the manufacture of Product sold hereunder shall be merchantable, of good quality, and fit for the purpose intended. Co-Packer shall conduct periodic ingredient and process tests in order to assure that its production of Product will comply with the Specifications. Co-Packer agrees that it will not materially change the practices which were observed by the Company with respect to the manufacture of Product prior to Co-Packer's purchase of the Business, including, without limitation, sanitation, pest control, formula control, product evaluation procedures, hold procedures, product safety
plans and employee training.   The normal shelf life of Product delivered
hereunder to the Company shall not be less than the shelf life that is achievable by compliance with the Specifications. Co-Packer shall not be responsible for violations of this Section 11 if such violations are directly caused by (i) the Specifications or (ii) modifications required by the Company under the terms of Section 6 hereof with respect to processes or formulations relating to the manufacture of Product.

     12. Co-Packer shall indemnify and hold harmless the Company (including its affiliate, parent and subsidiary companies) from and against any and all claims, demands, actions, suits, causes of action, damages and expenses (including but not limited to expenses of investigation, settlement, litigation and attorneys fees incurred in connection therewith) which are hereafter made, sustained, or brought against the Company (including its affiliate, parent and subsidiary companies) by any individual corporation, partnership, limited liability company, joint venture association, joint-stock company, trust, unincorporated organization or foreign, federal, state, local or other governmental authority or regulatory body (each, a "Person") for the recovery of damages for the injury, illness or death of any Person (i) which arise from or are otherwise related to a breach by Co-Packer of the terms of this Agreement or (ii) which are caused or result in any manner by reason of the maintenance, use or operation of the Excluded Assets, or any other assets, by Co-Packer, including, but not limited to, injury claims of Co-Packer's employees; except in each case where such claims, demands, actions, suits, causes of action, damages or expenses result from defects in the Excluded Assets existing on the date hereof (including latent defects) or from the Company's negligence.

          Co-Packer shall have in effect at all times during the term of this Agreement commercial general liability insurance including product liability and property all risk-coverage (including machinery breakdown and earthquake insurance) covering the Excluded Assets at replacement cost. The commercial liability insurance including product liability coverage shall be in an amount not less than U.S. $5,000,000. The commercial liability insurance shall include a broad form vendor's endorsement. Upon the Company's request, Co-Packer shall deliver a copy of such insurance policies or certificates of insurance, whichever the Company shall request, to the Company. At the Company's request, the Company shall be named as an additional named insured on such insurance policies.

          The Company shall indemnify and hold harmless Co-Packer (including its affiliate, parent and subsidiary companies) from and against any and all claims, demands, actions, suits, causes of action, damages and expenses (including but not limited to expenses of investigation, settlement, litigation and attorneys fees incurred in connection therewith) which are hereafter made, sustained, or brought against Co-Packer (including its affiliate, parent and subsidiary companies) by any Person for the recovery of damages for the injury, illness or death of any Person caused or alleged to be caused by the negligence of the Company or by Co-Packer's compliance with the Specifications or by defects in the Excluded Assets existing on the date hereof (including latent defects).

     13. Upon reasonable notice to Co-Packer, representatives of the Company shall have the right to enter and inspect those portions of the Facility in which Product is manufactured, packaged, shipped and/or held. Such right of inspection shall extend to all aspects of Co-Packer's manufacturing techniques, quality control, sanitation procedures and records relating to the Product. Co-Packer shall provide the Company with at least five business days advance notice of production schedules and run times for the Product and shall permit Company Representatives to be present and to monitor all aspects of production whenever Product is being manufactured hereunder. Co-Packer shall maintain and make available to the Company, upon reasonable request, all records of chemical, physical and microbiological tests of the raw materials and ingredients and of the finished Product recorded by or at the direction of Co-Packer. Co-Packer shall conduct chemical, physical and microbiological tests and other quality assurance procedures as are appropriate to ensure that Product manufactured hereunder complies with applicable laws and Specifications, consistent with the Company's procedures and practices prior to the Closing Date. Any inspection by the Company hereunder shall not (i) relieve Co-Packer of its obligations under this Agreement or (ii) constitute acceptance of Product by the Company. It is understood that the Company will receive the Product subject to inspection and approval by its quality control personnel within a reasonable time after receipt. Payment for Product received by the Company shall not constitute approval or acceptance of such Product. If the Product is defective or does not conform to the Specifications, the Company is hereby granted the option to reject all such Product, accept all such Product or accept any commercial unit or units thereof and reject the remainder. The Company shall be reimbursed by Co-Packer in full for Product rejected and returned and Co-Packer shall assume all cost of transportation and handling both ways. Product rejected before delivery or returned as defective may not be replaced, except upon the Company's written order. Co-Packer shall furnish to the Company without charge samples of Product which the Company reasonably requests for quality control testing and evaluation.

     14. Co-Packer shall code each Product as outlined in the Specifications and shall not mix different Product code dates in the same carton and/or case in order that the Product may be readily identified for recall purposes. Co-Packer shall make and maintain such other records and reports as may be requested from time to time by the Company.

     15. The Company shall have complete and sole discretion as to the repacking, use and resale of the Product, including the pricing of the Product, the advertising, marketing, sales and distribution of the Product and the expenses it incurs in connection therewith.

     16. The parties hereto understand and acknowledge that nothing contained in this Agreement shall be deemed to give Co-Packer or any other Person any right, title or interest to the Company's trademarks and trade names, or any other trademarks, trade names or other intellectual property of the Company and its affiliates, and the same shall at all times remain in the Company and its affiliates. Neither Co-Packer nor any other Person shall have any right to use, adopt or register any of such trademarks or trade names or other intellectual property, except as authorized in writing by the Company.

     17. Co-Packer acknowledges that the Company will be providing Co-Packer with proprietary technical information and know-how, including but not limited to the Specifications (including all formulas), all of which information and know-how are closely guarded secrets and assets of the Company and its affiliates or customers. Co-Packer shall hold in confidence all such information and know-how received from the Company and shall use such information and know-how only for the purpose of manufacturing Product for the Company hereunder. Upon the termination or expiration of this Agreement, Co-Packer shall return to the Company all such information and know-how, together with all copies thereof, and shall retain none for its files. Upon the request of the Company from time to time, Co-Packer shall request any one or more of Co-Packer's employees to execute and deliver to the Company an appropriate non-disclosure agreement. Co-Packer shall be responsible for breaches of the confidentiality provisions contained herein by its employees, regardless of whether such employees have signed a non-disclosure document. Co-Packer acknowledges and agrees that the provisions of the Confidentiality Agreement dated January 26, 1996, between the Company and Co-Packer shall be applicable to, and shall apply fully to, the above-described information delivered or made available to Co-Packer in connection with this Agreement.

     18. In the event of termination of this Agreement, such termination shall be without prejudice to any rights which may have accrued to Co-Packer or the Company at the date of termination.

     19. Co-Packer will bear the cost of any licenses or permits which it must obtain in order for manufacturing and packaging services to be supplied under this Agreement.

     20. The Excluded Assets shall at all times remain the property of the Company and such ownership shall be clearly designated thereon. Co-Packer shall, at its own cost and expense, maintain the Excluded Assets in at least the same condition as on the date hereof (reasonable wear and tear excepted) until expiration or termination of this Agreement. Subject to the first sentence of
SECTION 13, the Company shall have the right during business hours to inspect the Excluded Assets. Co-Packer shall not, without the written consent of the Company, (i) add to or remove from any part of the Excluded Assets, any mechanism, whatsoever, other than substitution of repair parts; (ii) change, alter, rebuild, or in any way modify the Excluded Assets, or parts thereof; and
(iii) remove, alter or deface any numbers or other markings on or attached in any way to the Excluded Assets. Notwithstanding the foregoing, minor adjustments and improvements may be made to the Excluded Assets without the consent of the Company. Co-Packer shall assume the entire risk of loss or damage to the Excluded Assets from any cause whatsoever while the Excluded Assets are in Co-Packer's control and/or possession. Co-Packer shall not, at any time prior to return to the Company hereunder, remove the Excluded Assets from the Facility. Except for the Excluded Assets, title to all machinery and equipment used in the manufacture of the Product (the "Other Assets") was transferred to Buyer in connection with Buyer's acquisition of the Business.

          Co-Packer shall not use the Excluded Assets for the processing or manufacturing of any product other than the manufacture of the Product for the Company hereunder.

     21. It is understood and agreed that the parties hereto are independent contractors and engage in the operation of their own respective businesses and neither Co-Packer nor the Company shall be considered the agent of the other for any purpose whatsoever, and neither Co-Packer nor the Company has any authority to enter into any contracts or assume any obligations for the other or to make any warranties or representations on behalf of the other. Nothing in this Agreement shall be considered to establish a relationship of co-partners or joint venturers between Co-Packer and the Company.


          Co-Packer shall render the services agreed upon in this Agreement with its own personnel, and Co-Packer has the necessary and qualified personnel to perform such services. The parties understand and agree that each and every obligation and liability that for any reason may exist or arise with respect to Co-Packer's employees who are performing any services under this Agreement shall be the obligation and liability of Co-Packer. Co-Packer shall be liable for its legal obligations with respect to any Person(s) hired to perform any of the services set forth herein. Co-Packer shall be liable for all individual or collective complaints of its employees, and Co-Packer agrees to hold the Company harmless and reimburse the Company for any expense, including without limitation legal expenses, incurred by the Company in connection with any such complaint. The personnel of Co-Packer performing any services hereunder shall be the employees of Co-Packer, and the Company shall have no labor relationship with such personnel.

     22. It is understood and agreed that if any paragraph or portion of this Agreement shall be in violation of any applicable law, such paragraph or portion shall be inoperative, but the remainder of the Agreement shall remain valid and shall continue to bind the parties.

     23. This Agreement shall be binding and inure to the benefit of each of the parties, their successors and assigns; however, this Agreement may not be transferred or assigned by either party without the prior written consent of the other party, except that the Company may assign this Agreement or any portion hereof to a subsidiary or affiliate of the Company. Notwithstanding the foregoing, Co-Packer may assign or delegate its rights, obligations or liabilities under this Agreement in whole or in part as security to its lenders if so requested, so long as Co-Packer remains fully liable for the fulfillment of all such obligations and liabilities and such lenders agree in writing to be bound by the terms and provisions of this Agreement (it being understood that a pledge of this Agreement to Co-Packer's lender shall not be deemed to constitute an assignment until such time as the lender exercises its rights under applicable pledge agreements, security agreements or other collateral documents).

     24. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or telecopied or five days after being sent by registered or certified mail or one business day after being sent by private overnight courier, addressed as follows:

     If to the Company, to:

                    The Quaker Oats Company
                    321 N. Clark Street
                    Chicago, IL  60610
                    Telefax:  312-222-7342
                    Attention:  Vice President - General Corporate Counsel

     If to Co-Packer, to:

                    Van de Kamp's, Inc.
                    1000 St. Louis Union Station
                    Suite 200
                    Saint Louis, Missouri 63103
                    Telefax:  314-632-5690
                    Attention:  President
                    with copy to:
                    Van de Kamp's, Inc.
                    801 Montgomery Street
                    Suite 400
                    San Francisco, CA 94133
                    Telefax:  415-982-3023
                    Attention:  Ian R. Wilson

     25. This Agreement, together with the Schedules attached hereto, contains all of the terms, warranties, representations, agreements, covenants, conditions and provisions agreed upon by the parties with respect to the services described herein and merges and supersedes all prior agreements, understandings and representations relating hereto and this Agreement shall not be altered or changed unless the change shall be in writing and signed by the authorized officers of both parties.

     26. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     27. Neither party shall be considered in default in the performance of its obligations under this Agreement to the extent that its performance of such obligations is prevented or delayed by any cause beyond its reasonable control, including but not limited to strikes, labor disputes, civil disturbances, rebellion, invasion, epidemic, hostilities, war, embargo, natural disaster, acts of God, fire, sabotage, loss and destruction of property, changes in laws, regulations or orders, other events or situations which the party was unable to prevent or overcome despite the exercise of due diligence.

     28. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

     29. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois.

     30. Buyer shall not, and Buyer shall cause its Affiliates (excluding independent activities of Fenway Partners Capital Fund L.P., UBS Capital Corporation and Tiger Oats Limited and their respective independent Affiliates) not to, during the term of this Agreement and for a period of six months following the final date on which Product is manufactured by Co-Packer hereunder, directly or indirectly as a partner, joint venturer, employer, contractor, consultant, shareholder, principal or agent engage in, control, advise with respect to, manage, act as a consultant to, receive any economic benefit from or exert any influence upon the marketing, manufacture, sale, distribution, offering or promoting for sale to McDonald's Corporation (or affiliates thereof) of frozen hotcakes.

     IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto have executed this Agreement the day and year first above written.

                                        THE QUAKER OATS COMPANY


                                        By:
                                           ------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------

                                        VAN DE KAMP'S, INC.


                                        By:
                                           ------------------------------
                                        Name:
                                             ----------------------------
                                        Title:
                                              ---------------------------

                                                                EXHIBIT M
                                                                TO EXHIBIT 2.1

                       SHARED TECHNOLOGY LICENSE AGREEMENT


     THIS AGREEMENT, effective as of July 9, 1996, is by and between VAN DE KAMP'S, INC., a Delaware corporation (hereinafter "Licensee"), and THE QUAKER OATS COMPANY, a New Jersey corporation (hereinafter "Licensor") (the "Agreement").

     WHEREAS Licensor and Licensee are parties to that certain Asset Purchase and Sale Agreement dated May 15, 1996, as supplemented by Supplement No. 1 thereto of even date herewith (hereinafter the "Purchase Agreement"); and

     WHEREAS under the terms of the Purchase Agreement Licensor retained all right, title and interest in and to any and all trade secrets, know-how, technology, mixing instructions and product specifications not used exclusively in the Business ("Technology"), including without limitation any and all trade secrets, know-how, technology, mixing instructions and product specifications used in the Business but which has been, is being, or could be used by Quaker other than in the Business ("Shared Technology"); and

     WHEREAS under the terms of the Purchase Agreement Licensee is entitled to certain licensing rights in such Shared Technology; and

     WHEREAS Licensee is desirous of obtaining a perpetual, irrevocable, royalty-free license for such Shared Technology for use in the Business, subject to the terms, conditions, rights, restrictions and obligations of this Agreement; and

     WHEREAS all capitalized terms used without definition herein shall have the meaning specified in the Purchase Agreement;

     NOW THEREFORE, the parties covenant and agree as follows, both intending to be legally bound by this Agreement.

1.   GRANT OF LICENSE
     (a) Licensor hereby grants to Licensee a non-exclusive, perpetual, irrevocable, royalty-free license, with a right to sublicense, to use such Shared Technology, subject to the conditions, rights, restrictions and obligations set forth herein.
     (b) Licensee agrees that it, its assigns, successors-in-interest, licensees and sublicensees shall not make, use or sell the Shared Technology, nor will Licensee, its assigns, successors-in-interest, licensees and sublicensees grant any third party, including without limitation assigns, successors-in-interest, licensees and sublicensees, the right to make, use or sell the Shared Technology, in the manufacture, sale, distribution, and/or marketing of any and all pet food products.

2.   ASSIGNMENT OF AGREEMENT
     This Agreement may be assigned, in whole or in part, by either party, provided that the proposed assignee shall first deliver to both parties a written assignment and assumption of all of the rights, duties, obligations, covenants, terms and conditions of the intended assignor
     (it being understood that a pledge of this Agreement to Licensee's lender shall not be deemed to constitute an assignment until such time as the lender exercises its rights under applicable pledge agreements, security agreements or other collateral documents).

3.   CONFIDENTIALITY
     (a) Embodied in the Shared Technology is information confidential to Licensor, including without limitation drawings, data, specifications, flow sheets, designs, parameters, processes, structures, and any other confidential information ("Confidential Information"). Confidential Information shall also include information that when combined with other information comprises a trade secret but may individually be in the public domain or duplicative of similar information in the public domain. Licensee agrees to take all reasonable steps necessary to maintain in confidence and to treat as confidential all such Confidential Information.
     (b) Notwithstanding the foregoing, Confidential Information shall not include any information which: (i) was publicly available at the time of disclosure by

          Licensor; (ii) became publicly available after disclosure by Licensor through no fault of Licensee; (iii) was in Licensee's possession prior to disclosure by Licensor, as evidenced by Licensee's written record, and was not the subject of an earlier confidential relationship with Licensor; (iv) was rightfully acquired by Licensee from a third party who was lawfully in possession of the information and was under no obligation to Licensor to maintain its confidentiality; or (v) is required to be disclosed by a court subpoena or operation of law.
     (c) Licensee shall have the right to disclose any Confidential Information to any employees and third parties that have a need to know the Confidential Information other than in connection with the making, using and/or selling of pet food products, and that agree to not make, use or sell the Confidential Information in connection with the making, using and/or selling of pet food products and to maintain the confidentiality of the Confidential Information to the same standard of care as set forth in this Agreement. Licensee shall have the right to disclose any Confidential Information to any assignees, licensees and sublicensees that have a need to know the Confidential Information other than in connection with the making, using and/or selling of pet food products and that will not use the Confidential information to make, use or sell pet food products, provided that such assigns, licensees and sublicensees shall have agreed in writing to so limit the use of the Confidential Information and to maintain the confidentiality of the Confidential Information to the same standard of care as set forth in this Agreement. Licensee shall indemnify Licensor under the provisions of this Agreement for any Licensor liability caused by the use by Licensee, or any employee, third party, assignee, licensee or sublicensee, of the Confidential Information to make, use or sell pet food products.

4.   TERM AND TERMINATION
     This Agreement shall be effective as of the date set forth above and shall be perpetual.

5.   REPRESENTATIONS AND WARRANTIES
     Other than as expressly and specifically set forth in this Agreement and the Purchase Agreement, neither Licensor nor Licensee make any representations or warranties or assume any obligations or liabilities concerning any of the Shared Technology, and the license granted herein, including without limitation any representation or warranty that the Shared Technology does not infringe any valid scope of any patent or know-how right anywhere in the world.

6.   RIGHTS AND OBLIGATIONS PURSUANT TO THE PURCHASE AGREEMENT
     Except as specifically provided for, nothing in this Agreement shall be construed as modifying, terminating, limiting or otherwise altering Licensor's and Licensee's rights and obligations set forth in the Purchase Agreement. If any term is deemed by both parties, an arbitrator, or a court of law to be in conflict with any term of the Purchase Agreement, the term of the Purchase Agreement shall supersede any such conflicting term herein.

7.   MODIFICATIONS
     This Agreement shall be modified only by a writing signed by both parties.

8.   FORCE MAJEURE
     Each party shall be excused from any non-performance of this Agreement that is proximately caused by government regulation, war, strike, act of God, or other similar circumstances normally deemed to be outside the control of well managed business.

9.   SEVERABILITY
     If any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

10.  USE OF LICENSOR'S NAME
     Nothing herein shall be construed as granting Licensee the right to use Licensor's name in publicizing anything made, used or sold pursuant to this Agreement.

11.  WAIVER
     The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

12.  APPLICABLE LAW
     This Agreement shall be interpreted in accordance with the laws of the State of Illinois, United States of America.

     IN WITNESS WHEREOF, the parties have caused this instrument to be executed in duplicated as of the day and year first above written.

THE QUAKER OATS COMPANY                        VAN DE KAMP'S, INC.


Signature:                                     Signature:
           -----------------------------                  ----------------------



Name (printed)                                 Name (printed)
               ------------------------                       ------------------

Title:                                         Title:
       --------------------------------               --------------------------

Date:                                          Date:
       --------------------------------               --------------------------

STATE OF _____________)
                     )  SS.
COUNTY OF ___________)


On this _____ day of _________________, 19___, and _____ day of _____________,
19_____, before a Notary Public in and for the County and State aforesaid, appeared, respectively, _________________________________, and
_______________________, to me personally known to be the same persons whose names are subscribed to the foregoing instrument, and acknowledged that such persons executed said instrument as a free and voluntary act and for the uses and purposes therein expressed.

WITNESS my hand and seal the day and year last above given.

                         ________________________________ (SEAL)
                         Notary Public






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